UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Nucor Corporation

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1915 Rexford Road       Charlotte, North Carolina 28211       Phone 704/366-7000       Fax 704/362-4208

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

ANNUAL MEETING

The 2017 annual meeting of stockholders (the “Annual Meeting”) of Nucor Corporation (“Nucor”) will be held in The Morrison Ballroom of the Charlotte Marriott SouthPark, 2200 Rexford Road, Charlotte, North Carolina, at 10:00 a.m. Eastern Time on Thursday, May 11, 2017, for the following purposes:

•	To elect the eight directors nominated by the Board of Directors;

•	To ratify the appointment of PricewaterhouseCoopers LLP as Nucor’s independent registered public accounting firm for the year ending December 31, 2017;

•	To approve, on an advisory basis, Nucor’s named executive officer compensation in 2016;

•	To vote, on an advisory basis, on the frequency of future advisory votes on Nucor’s named executive officer compensation;

•	To consider and vote on two stockholder proposals; and

•	To conduct such other business as may properly come before the meeting or any adjournment or postponement thereof.

Stockholders as of the close of business on March 13, 2017 are entitled to notice of and to vote at the meeting.

This year we will be using the Securities and Exchange Commission rule that allows us to provide our proxy materials to our stockholders via the Internet. By doing so, most of our stockholders will only receive a notice of the Annual Meeting containing instructions on how to access the proxy materials via the Internet and vote online, by telephone or by mail. If you would like to request paper copies of the proxy materials, you may follow the instructions on the notice.

By order of the Board of Directors,

A. Rae Eagle

General Manager and

Corporate Secretary

March 23, 2017

Important Notice Regarding the Availability of

Proxy Materials for the Annual Meeting of Stockholders

to be Held on May 11, 2017

The Proxy Statement and the 2016 Annual Report to Stockholders are available at https://materials.proxyvote.com/670346.

YOUR VOTE IS VERY IMPORTANT. TO ENSURE THAT YOU WILL BE REPRESENTED AT THE MEETING, PLEASE SUBMIT YOUR PROXY AS SOON AS POSSIBLE VIA THE INTERNET, TELEPHONE OR MAIL.

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. As this summary does not contain all of the information that you should consider, please refer to the complete Proxy Statement before voting.

Annual Meeting of Stockholders

Time & Date:	10:00 a.m., May 11, 2017
Place:	Charlotte Marriott SouthPark Morrison Ballroom 2200 Rexford Road Charlotte, North Carolina 28211
Record Date:	March 13, 2017
Who Can Vote:	Stockholders as of the record date are entitled to receive notice of, and to vote at, the Annual Meeting.

Voting Matters

Proposals		Board Vote Recommendation	Page # for Additional Information
1.	Election of eight Directors	FOR each nominee	6
2.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2017	FOR	23
3.	Advisory vote on named executive officer compensation	FOR	45
4.	Advisory vote on the frequency of future advisory votes on named executive officer compensation	EVERY THREE YEARS	46
5.	Stockholder Proposal – Political Lobbying Report	AGAINST	47
6.	Stockholder Proposal – Greenhouse Gas Emissions	AGAINST	49

Director Nominees (page 6)

Name	Age	Director Since	Professional Background	Independent
Patrick J. Dempsey	52	2016	President and CEO, Barnes Group Inc.	Yes
John J. Ferriola	64	2011	Chairman, CEO and President, Nucor Corporation	No
Gregory J. Hayes	56	2014	Chairman, CEO and President, United Technologies Corporation	Yes
Victoria F. Haynes, Ph.D.	69	1999	Retired President and CEO, RTI International	Yes
Bernard L. Kasriel	70	2007	Retired Vice Chairman and CEO, Lafarge, S.A.	Yes
Christopher J. Kearney	61	2008	Non-Executive Chairman, SPX FLOW, Inc.	Yes
Laurette T. Koellner	62	2015	Retired Executive Chairman of International Lease Finance Corporation	Yes
John H. Walker	59	2008	Non-Executive Chairman, Global Brass and Copper Holdings, Inc.	Yes

    2017 Proxy Statement    1

Corporate Governance Highlights (page 12)

Our commitment to good corporate governance stems from our belief that a strong governance framework creates long-term value for our stockholders. Our governance framework includes the following highlights:

Board and Governance Information
Size of board	9	Average director tenure	7 Years
Number of independent directors	8	All directors stand for annual election	Yes
Average age of directors	63	Supermajority threshold for mergers	Yes
Number of board meetings in 2016	4	Proxy access	No
Mandatory retirement age for directors	72	Stockholder action by written consent	Yes
Percentage of women and minority board members	22%	Poison pill	No
Majority vote resignation policy in director elections	Yes	Stock ownership guidelines for non-employee directors and executive officers	Yes
Separate chair and CEO	No	Antihedging and short-selling policies	Yes
Independent lead director	Yes	Executive officer incentive compensation recoupment policy	Yes

2         2017 Proxy Statement

GENERAL INFORMATION

The enclosed proxy is being solicited by the Board of Directors (the “Board of Directors” or the “Board”) of Nucor Corporation (“Nucor,” the “Company,” “we,” “us” or “our”) for use at the 2017 annual meeting of stockholders (the “Annual Meeting”) to be held on Thursday, May 11, 2017, and any adjournment or postponement thereof. Directions to the location of the Annual Meeting may be obtained by calling (704) 366-7000.

Proxy Materials and Annual Report

We have elected to distribute a notice regarding the availability of proxy materials on the Internet, rather than sending a full set of these materials in the mail, to most of our stockholders. The notice, or a full set of the proxy materials (including the Proxy Statement and form of proxy), as applicable, was sent to stockholders beginning March 23, 2017, and the proxy materials were posted on the investor relations portion of the Company’s website, www.nucor.com/investor, and on the website referenced in the notice on the same day. Utilizing this method of proxy delivery expedites receipt of proxy materials by stockholders and lowers the cost of the Annual Meeting. If you would like to receive a paper or e-mail copy of the proxy materials, you should follow the instructions in the notice for requesting copies. The information on our website is not a part of this Proxy Statement.

Shares Entitled to Vote; Quorum

The record date for the Annual Meeting is March 13, 2017. Only holders of record of Nucor’s common stock at the close of business on that date will be entitled to vote at the Annual Meeting. As of the record date, 318,996,195 shares of Nucor common stock were outstanding. The presence, in person or by proxy, of the holders of a majority of the shares issued, outstanding and entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business at the Annual Meeting.

Voting Rights and Procedures

Each share of Nucor common stock outstanding on the record date is entitled to one vote except with respect to the election of directors. With respect to the election of directors, each share of Nucor common stock is entitled to cumulative voting rights, which means that when voting for nominees for director each share is entitled to a number of votes equal to the number of nominees for election as directors. Accordingly, when voting for nominees for director, all of the votes to which a share of Nucor common stock is entitled may be voted in favor of one nominee or may be distributed among the nominees. The holders of the enclosed proxy will have the discretionary authority to cumulate votes in the election of directors.

Stockholders who wish to cumulate their votes must submit a proxy card or cast a ballot and make an explicit statement of their intent to do so, either by so indicating on the proxy card or by indicating in writing on their ballot when voting at the Annual Meeting. If a person who is the beneficial owner of shares held in street name wishes to cumulate votes, the stockholder will need to contact the broker, bank, trustee or other nominee who is the record owner of the shares.

Votes Required to Approve Each Proposal

The following are the voting requirements for each proposal:

Proposal 1, Election of Directors.    Directors shall be elected by a plurality of the votes cast (meaning that the eight director nominees who receive the highest number of votes cast “for” their election will be elected as directors to serve until the next annual meeting of stockholders), subject to a Corporate Governance Principle adopted by the Board as described below.

Proposal 2, Ratification of the Appointment of Independent Registered Public Accounting Firm.    Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for 2017 requires the affirmative vote of the holders of a majority of shares present in person or represented by proxy and entitled to vote on the proposal (meaning that of the shares represented at the Annual Meeting and entitled to vote, a majority of them must be voted “for” the proposal for it to be approved).

    2017 Proxy Statement    3

GENERAL INFORMATION

Proposal 3, Advisory Vote on Named Executive Officer Compensation.    Approval, on an advisory basis, of the proposal requires the affirmative vote of the holders of a majority of shares present in person or represented by proxy and entitled to vote on the proposal (meaning that of the shares represented at the Annual Meeting and entitled to vote, a majority of them must be voted “for” the proposal for it to be approved).

Proposal 4, Advisory Vote on the Frequency of Future Advisory Votes on Named Executive Officer Compensation.    The Board will consider the frequency (one year, two years or three years) that receives the highest number of votes cast by stockholders as the frequency for the advisory vote on named executive officer compensation that is preferred by our stockholders.

Proposals 5 and 6, Stockholder Proposals.    Approval of each of the stockholder proposals requires the affirmative vote of the holders of a majority of shares present in person or represented by proxy and entitled to vote on the proposal (meaning that of the shares represented at the Annual Meeting and entitled to vote, a majority of them must be voted “for” the proposal for it to be approved).

Other Items.    For any other matters, the affirmative vote of the holders of a majority of shares present in person or represented by proxy and entitled to vote on the item will be required for approval (meaning that of the shares represented at the Annual Meeting and entitled to vote, a majority of them must be voted “for” the item for it to be approved).

Withhold Votes, Abstentions and Broker Non-Votes

Abstentions and broker “non-votes” are counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting. A broker “non-vote” occurs when a nominee holding shares in street name for a beneficial owner votes on one proposal but does not vote on another proposal because, with respect to such other proposal, the nominee does not have discretionary voting power and has not received voting instructions from the beneficial owner.

Under the New York Stock Exchange rules and regulations (the “NYSE rules”), proposal 2, the ratification of the appointment of PricewaterhouseCoopers LLP as Nucor’s independent registered public accounting firm for 2017, is considered a “discretionary” matter, which means that brokerage firms may vote in their discretion on this proposal on behalf of clients who have not furnished voting instructions. However, proposals 1, 3, 4, 5 and 6, the election of directors, the two advisory votes on executive compensation and the two stockholder proposals, respectively, are “non-discretionary” matters under the NYSE rules, which means that brokerage firms that have not received voting instructions from their clients on these matters may not vote on these proposals.

With respect to proposal 1, the election of directors, only “for” and “withhold” votes may be cast. “Withhold” votes and broker “non-votes” are not considered votes cast for the foregoing purpose and will have no effect on the outcome of the proposal. The Board of Directors has adopted a Corporate Governance Principle intended to give further effect to “withheld” votes in uncontested elections for directors under certain circumstances. This Corporate Governance Principle is set forth in this Proxy Statement under the heading “Proposal 1: Election of Directors” and requires, in an uncontested election of directors, any nominee for director who is an incumbent director and receives a greater number of votes “withheld” from his or her election than votes “for” such election to promptly tender his or her resignation to the Secretary of the Company following certification of the stockholder vote for consideration by the Board.

With respect to proposals 2 through 6, the ratification of the appointment of PricewaterhouseCoopers LLP as Nucor’s independent registered public accounting firm for 2017, the two advisory votes on executive compensation and the two stockholder proposals, respectively, an abstention will be counted as a vote present or represented and entitled to vote on the proposals and will have the same effect as a vote “against” the proposals, and a broker “non-vote” will not be considered entitled to vote on these proposals and will therefore have no effect on their outcome.

Voting of Proxies

Each valid proxy received and not revoked before the Annual Meeting will be voted at the Annual Meeting. To be valid, a written proxy card must be properly executed. Proxies voted by telephone or via the Internet must be

4         2017 Proxy Statement

GENERAL INFORMATION

properly completed pursuant to this solicitation. If you specify your vote regarding any matter presented at the Annual Meeting, your shares will be voted by one of the individuals indicated on the proxy in accordance with your specification. If you do not specify your vote, your shares will be voted:

•	FOR the election of the eight director nominees;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as Nucor’s independent registered public accounting firm for 2017;

•	FOR the approval, on an advisory basis, of the Company’s named executive officer compensation;

•	EVERY THREE YEARS for the proposal regarding the frequency of future advisory votes on the Company’s named executive officer compensation; and

•	AGAINST the approval of the two stockholder proposals.

Revoking Your Proxy or Changing Your Vote

You may revoke your proxy or change your vote at any time before the vote is taken at the Annual Meeting. If you are a stockholder of record, you may revoke your proxy or change your vote by (i) submitting a written notice of revocation to Nucor’s Corporate Secretary at Nucor Corporation, 1915 Rexford Road, Charlotte, North Carolina 28211; (ii) delivering a proxy bearing a later date by telephone, the Internet or mail until the applicable deadline for each method; or (iii) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically make that request or vote in person at the Annual Meeting. For all methods of voting, the last vote cast will supersede all previous votes. If you hold your shares in street name and you have instructed your broker, bank, trustee or other nominee to vote your shares, you may change or revoke your voting instructions by following the specific instructions provided to you by your broker, bank, trustee or other nominee, or, if you have obtained a legal proxy from your broker, bank, trustee or other nominee, by attending the Annual Meeting and voting in person.

    2017 Proxy Statement    5

PROPOSAL 1

ELECTION OF DIRECTORS

The number of directors is currently fixed at nine. Raymond J. Milchovich is not standing for reelection at the Annual Meeting. Mr. Milchovich served as our Lead Director from 2013 to February 2017 and has been a Nucor director since 2012, serving as a member of the Audit, Compensation and Executive Development, and Governance and Nominating Committees during such time, and previously was a Nucor director from 2002 to 2007. Mr. Milchovich has been an integral and valuable member of the Nucor team. Effective on the date of the Annual Meeting, the size of the Board will be reduced to eight members.

On the recommendation of the Governance and Nominating Committee, the Board of Directors has nominated the eight persons named below for election as directors at the Annual Meeting. If elected, each nominee will serve until his or her term expires at the 2018 annual meeting of stockholders or until his or her successor is duly elected and qualified. All of the nominees are currently serving as directors and were elected to the Board at the 2016 annual meeting of stockholders except for Patrick J. Dempsey, who was elected to the Board in December 2016. Mr. Dempsey was initially identified to the Board as a potential director by Spencer Stuart, an executive search consulting firm retained by the Board. Each nominee has agreed to be named in this Proxy Statement and to serve if elected.

Shares represented by all proxies received by the Board of Directors and not marked to withhold authority to vote for the nominees will be voted for their election. The Board of Directors knows of no reason why any of these nominees should be unable or unwilling to serve, but if that should be the case, proxies received will be voted for the election of such other persons, if any, as the Board of Directors may designate.

The Board of Directors has adopted the following Corporate Governance Principle entitled “Effect of Withheld Votes in Uncontested Elections of Directors; Resignation Policy.”

In an uncontested election of Directors, any nominee for Director who is an incumbent Director and receives a greater number of votes “withheld” from his or her election than votes “for” his or her election shall promptly tender his or her resignation to the Secretary of the Company following certification of the stockholder vote for consideration by the Board.

The Governance and Nominating Committee shall promptly evaluate the Director’s tendered resignation, taking into account the best interests of the Company and its stockholders, and shall recommend to the Board whether to accept or reject such resignation. In assessing whether to accept or reject the tendered resignation, the Governance and Nominating Committee will consider all factors it deems relevant, including any stated reasons why stockholders “withheld” votes, the Director’s length of service and qualifications, the Director’s contributions to Nucor, and these Principles.

The Board shall act on the Governance and Nominating Committee’s recommendation within 120 days following certification of the stockholder vote. The Board shall consider the Governance and Nominating Committee’s recommendation and any additional information the Board believes to be relevant in deciding whether to accept the tendered resignation. Nucor will promptly disclose the Board’s decision and the reasons therefor in a Form 8-K filing with the Securities and Exchange Commission (the “SEC”). Any Director who tenders his or her resignation pursuant to this governance principle shall not participate in any committee or Board consideration of it. This governance principle will be summarized or included in the Company’s annual proxy statement.

Vote Recommendation

The Board of Directors recommends a vote FOR the election of each of the eight nominees listed below. Unless otherwise specified, proxies will be voted FOR each nominee.

6         2017 Proxy Statement

INFORMATION CONCERNING EXPERIENCE, QUALIFICATIONS,

ATTRIBUTES AND SKILLS OF THE NOMINEES

PATRICK J. DEMPSEY Director Since: 2016 Age: 52	Mr. Dempsey has served as the President and Chief Executive Officer of Barnes Group Inc. (“Barnes”), an international industrial and aerospace manufacturer and services provider, since March 2013. Prior to this appointment, since February 2012, Mr. Dempsey served as Barnes’s Senior Vice President and Chief Operating Officer. Mr. Dempsey joined Barnes in October 2000 and has held a series of roles, including President, Windsor Airmotive; Vice President, Barnes; President, Barnes Aerospace; President, Barnes Distribution; and President, Logistics and Manufacturing Services. Prior to joining Barnes, Mr. Dempsey held leadership positions at United Technologies’ Pratt and Whitney Division and the Interturbine Group of Companies. Mr. Dempsey currently serves as a director of Barnes and also serves on the Board of Trustees of the Manufacturers Alliance for Productivity and Innovation. Mr. Dempsey brings to Nucor’s Board extensive experience in the areas of business management, technology leadership, corporate strategy and development, and international business.

JOHN J. FERRIOLA Director Since: 2011 Age: 64	Mr. Ferriola has served as Chairman of Nucor since January 2014 and Chief Executive Officer and President of Nucor since January 2013. Previously, Mr. Ferriola served as President and Chief Operating Officer of Nucor from January 2011 to December 2012. Prior to that, Mr. Ferriola served as Chief Operating Officer of Steelmaking Operations of Nucor from 2007 to 2010, Executive Vice President from 2002 to 2007 and Vice President from 1996 to 2001. He currently serves as Chairman of the World Steel Association and the American Iron and Steel Institute and is on the board of directors of the National Association of Manufacturers. Mr. Ferriola has been active in the Association for Iron and Steel Technology for over 30 years and has served on its board of directors. He has also served on the board of directors of the Steel Manufacturers Association. With a degree in electrical engineering, Mr. Ferriola worked in various operating and management roles in the steel industry before joining Nucor. His more than 40 years of industry experience, including 26 years at Nucor, give him a comprehensive knowledge of the Company and the steel industry.

GREGORY J. HAYES Director Since: 2014 Age: 56	Mr. Hayes was elected Chairman of United Technologies Corporation, a diversified company providing high-technology products and services to the global aerospace and building systems industries, in September 2016. Mr. Hayes has served as President, Chief Executive Officer and director of United Technologies since November 2014. Previously, he was Senior Vice President and Chief Financial Officer from 2008 to 2014 and Vice President, Accounting and Finance, of United Technologies from 2006 to 2008. Mr. Hayes joined United Technologies in 1999 through the merger with Sundstrand Corporation, where he had been employed since 1989, and has held a variety of leadership positions during his tenure with the company, including Vice President and Controller and Vice President, Financial Planning and Analysis for Hamilton Sundstrand. He is also a Certified Public Accountant. Mr. Hayes brings to Nucor’s Board extensive experience in a number of critical areas, including accounting and financial oversight, corporate strategy and development, and managerial leadership.

    2017 Proxy Statement    7

INFORMATION CONCERNING EXPERIENCE, QUALIFICATIONS, ATTRIBUTES AND SKILLS OF THE NOMINEES

VICTORIA F. HAYNES, PH.D. Director Since: 1999 Age: 69	Dr. Haynes served as President and Chief Executive Officer of RTI International, an independent, non-profit corporation that performs scientific research and services and develops advanced technology, from 1999 until her retirement in 2012. Prior to joining RTI, she was Vice President of the Advanced Technology Group and Chief Technical Officer of Goodrich Corporation, a specialty chemicals and aerospace company, from 1992 to 1999. Dr. Haynes currently serves on the boards of directors of PPG Industries, Inc. and Royal DSM N.V. Dr. Haynes served as a director of Axiall Corporation from 2013 through 2016. Dr. Haynes brings more than 35 years of experience in technology leadership, management and new business development to Nucor’s Board.

BERNARD L. KASRIEL Director Since: 2007 Age: 70	Mr. Kasriel was a partner of LBO France, a private equity fund, from September 2006 until September 2011. In 2006, before joining LBO France, Mr. Kasriel served as Vice Chairman of Lafarge S.A., a leading global building materials provider of cement, concrete, roofing and gypsum products based in Paris, France. Prior to that, Mr. Kasriel held various other executive positions at Lafarge, including Chief Executive Officer from 2003 to 2006, Vice Chairman and Chief Operating Officer from 1995 to 2003, and Managing Director from 1989 to 1995. He currently serves on the boards of directors of L’Oreal and Arkema S.A. Mr. Kasriel brings more than 40 years of experience in capital-intensive industries, including an in-depth knowledge of international manufacturing and cross-border joint ventures, to Nucor’s Board.

CHRISTOPHER J. KEARNEY Director Since: 2008 Age: 61	Mr. Kearney has served as Chairman of the board of directors of SPX FLOW, Inc., a global supplier of highly engineered flow components, process equipment and turn-key solutions into the power and energy, food and beverage and industrial end markets, since September 2015. At that time, SPX Corporation, a global multi-industry manufacturer, completed a spinoff of its flow technology business and Mr. Kearney became Chairman, President and Chief Executive Officer of SPX FLOW, Inc. He retired as President and Chief Executive Officer of SPX FLOW on December 31, 2015. Mr. Kearney previously served as Chairman of SPX Corporation from 2007 until September 2015, and as President and Chief Executive Officer of SPX from 2004 until September 2015. He joined SPX Corporation in 1997 as Vice President, Secretary and General Counsel. Mr. Kearney served as a director of SPX Corporation from 2007 through 2016 and of Polypore International, Inc. from 2012 through 2015. In addition to his strong leadership skills developed as the CEO of a global manufacturing company, Mr. Kearney brings valuable business and mergers and acquisitions experience as well as corporate legal experience to Nucor’s Board.

8         2017 Proxy Statement

INFORMATION CONCERNING EXPERIENCE, QUALIFICATIONS, ATTRIBUTES AND SKILLS OF THE NOMINEES

LAURETTE T. KOELLNER Director Since: 2015 Age: 62	Ms. Koellner most recently served as Executive Chairman of International Lease Finance Corporation, an aircraft leasing subsidiary of American International Group, Inc. (“AIG”), from 2012 until its sale in 2014. Ms. Koellner is the former President of Boeing International, a division of The Boeing Company (aerospace manufacturer), serving from 2006 to 2008. Prior to that, Ms. Koellner served as President of Connexion by Boeing from 2004 to 2006. She also served as Executive Vice President, Chief Administration and Human Resources Officer of Boeing from 2002 to 2004 and was a member of the Office of the Chairman from 2002 to 2003. She served as President of Shared Services Group of Boeing from 2001 to 2002. She served as Vice President and Corporate Controller of Boeing from 1999 to 2001. Prior to her time with Boeing, Ms. Koellner spent 19 years at McDonnell Douglas Corporation, where her roles included Vice President and Corporate General Auditor as well as Division Director of Human Resources. Ms. Koellner currently serves on the boards of directors of Celestica Inc., The Goodyear Tire & Rubber Company and Papa John’s International, Inc. She served as a director of Hillshire Brands, Inc. from 2003 through 2014 and of AIG from 2009 through 2012. Ms. Koellner brings extensive international and financial expertise to Nucor’s Board as well as experience in corporate governance and risk management.

JOHN H. WALKER Director Since: 2008 Age: 59	Mr. Walker has served as Lead Director of Nucor since February 2017. He has served as Non-Executive Chairman of Global Brass and Copper Holdings, Inc., a manufacturer and distributor of copper and copper-alloy sheet, strip, plate, foil, rod and fabricated components, since March 2014. Mr. Walker previously served as Executive Chairman of Global Brass and Copper from November 2013 to March 2014 and as Chief Executive Officer from 2007 to March 2014. Prior to joining Global Brass and Copper, Mr. Walker was the President and Chief Executive Officer of The Boler Company, the parent company of Hendrickson International, a suspension manufacturer for heavy duty trucks and trailers, from 2003 to 2006. From 2001 to 2003, he served as Chief Executive Officer of Weirton Steel Corporation, a producer of flat rolled carbon steel, and from 2000 to 2001 as President and Chief Operating Officer. From 1997 to 2000, Mr. Walker was President of flat rolled products for Kaiser Aluminum Corporation, a producer of fabricated aluminum products. Mr. Walker was a director of United Continental Holdings, Inc. from 2002 through 2016. In serving as Chief Executive Officer for three different companies, Mr. Walker has developed strong executive leadership and strategic management skills. Mr. Walker also brings to Nucor’s board more than 30 years of experience in metal-related manufacturing and fabricating industries.

    2017 Proxy Statement    9

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following tables give information concerning the beneficial ownership of Nucor’s common stock as of February 28, 2017 by all directors, director nominees, each executive officer listed in the Summary Compensation Table, all directors and executive officers as a group, and the persons who are known to Nucor to be the owners of more than five percent of the outstanding common stock of Nucor. “Beneficial ownership” is determined in accordance with the rules of the SEC.

Executive Officers and Directors

	Shares Owned			Shares Subject to Options (1)	Shares Underlying Restricted Stock Units (1)	Total Beneficial Ownership	Percent of Class (2)
Name	Sole Voting and Investment Power		Shared Voting and Investment Power
James R. Darsey	102,311		—	78,957	74,786	256,054	*
Patrick J. Dempsey	—		—	—	—	—	*
John J. Ferriola	202,630		—	418,914	147,325	768,869	*
James D. Frias	77,333	(3)	—	131,588	81,127	290,048	*
Ladd R. Hall	58,459	(3)	61,846	78,957	77,822	277,084	*
Gregory J. Hayes	6,991		—	—	5,633	12,624	*
Victoria F. Haynes	10,320		250	—	26,383	36,953	*
Bernard L. Kasriel	1,500		—	—	25,244	26,744	*
Christopher J. Kearney	6,000		—	—	22,428	28,428	*
Laurette T. Koellner	—		—	—	2,868	2,868	*
Raymond J. Milchovich	21,667		—	—	11,382	33,049	*
R. Joseph Stratman	15,374		120,604	78,957	77,822	292,757	*
John H. Walker	2,645		—	—	23,764	26,409	*
All 16 directors and executive officers as a group	564,518		198,917	787,373	690,599	2,241,407	*
*	Represents holdings of less than 1%.

(1)	The number of shares beneficially owned subject to options or underlying restricted stock units includes shares of common stock that such person or group had the right to acquire on or within 60 days after February 28, 2017 upon the exercise of stock options or the vesting of restricted stock units. Holders of restricted stock units have no voting rights until such units settle and shares of common stock are issued to the holder.

(2)	Based on 318,890,048 shares of Nucor common stock outstanding as of the close of business on February 28, 2017.

(3)	Includes 28,565 shares for Mr. Frias and 11,828 shares for Mr. Hall that they have elected to defer under the Annual Incentive Plan. The deferred shares have no voting power.

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SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

Principal Stockholders

Name and Address	Amount and Nature of Beneficial Ownership		Percent of Class (1)
State Farm Mutual Automobile Insurance Company and related entities One State Farm Plaza Bloomington, Illinois 61710	30,604,015	(2)	9.60%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, Pennsylvania 19355	21,524,877	(3)	6.75%
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	21,110,633	(4)	6.62%
State Street Corporation State Street Financial Center One Lincoln Street Boston, Massachusetts 02111	19,876,578	(5)	6.23%
(1)	Based on 318,890,048 shares of Nucor common stock outstanding as of the close of business on February 28, 2017.
(2)	Based on Schedule 13G filed with the SEC on February 6, 2017, reporting beneficial ownership as of December 31, 2016. That filing indicates that State Farm Mutual Automobile Insurance Company has sole voting and dispositive power as to 21,636,800 of the shares shown and shared voting and dispositive power as to 82,512 of the shares shown; State Farm Life Insurance Company has sole voting and dispositive power as to 532,400 of the shares shown and shared voting and dispositive power as to 18,586 of the shares shown; State Farm Fire and Casualty Company has sole voting and dispositive power as to 2,800,000 of the shares shown and shared voting and dispositive power as to 11,003 of the shares shown; State Farm Investment Management Corp. has sole voting and dispositive power as to 968,000 of the shares shown and shared voting and dispositive power as to 10,295 of the shares shown; State Farm Insurance Companies Employee Retirement Trust has sole voting and dispositive power as to 2,272,100 of the shares shown and shared voting and dispositive power as to 11,871 of the shares shown; State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees has sole voting and dispositive power as to 2,239,600 of the shares shown; and State Farm Mutual Fund Trust has shared voting and dispositive power as to 20,848 of the shares shown.
(3)	Based on Schedule 13G/A filed with the SEC on February 10, 2017, reporting beneficial ownership as of December 31, 2016. That filing indicates that The Vanguard Group has sole voting power as to 496,278 of the shares shown, shared voting power as to 77,318 of the shares shown, sole dispositive power as to 20,948,553 of the shares shown, and shared dispositive power as to 576,324 of the shares shown.
(4)	Based on Schedule 13G/A filed with the SEC on January 25, 2017, reporting beneficial ownership as of December 31, 2016. That filing indicates that BlackRock, Inc. has sole voting power as to 17,901,843 of the shares shown and sole dispositive power as to 21,110,633 of the shares shown.
(5)	Based on Schedule 13G filed with the SEC on February 10, 2017, reporting beneficial ownership as of December 31, 2016. That filing indicates that State Street Corporation has shared voting and dispositive power of the shares shown.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), requires Nucor’s directors, executive officers and persons who beneficially own more than 10% of the outstanding shares of Nucor’s common stock (collectively, the “reporting persons”) to file initial reports of their beneficial ownership and changes in their beneficial ownership of Nucor’s common stock with the SEC. Based solely on a review of such reports and written representations made by Nucor’s directors and executive officers with respect to the completeness and timeliness of their filings, Nucor believes that all Section 16(a) filing requirements were met by the reporting persons during its year ended December 31, 2016.

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Board of Directors.    Our business and affairs are managed under the direction of the Board of Directors. In exercising its fiduciary duties, the Board represents and acts on behalf of the Company’s stockholders. Our Bylaws provide that the Board of Directors consists of a number of directors to be fixed from time to time by a resolution of the Board. The Board of Directors currently has nine members, eight of whom are independent. If the director nominees are elected at the Annual Meeting, the Board of Directors will have eight members, seven of whom will be independent.

Corporate Governance Principles.    The Board has adopted Corporate Governance Principles setting forth a framework for our corporate governance with respect to the role and composition of the Board and Nucor’s management, responsibilities of directors, director qualification standards, the functioning of the Board and its committees, the compensation of directors, and annual performance evaluations of the Board, its committees, individual directors, and our Chief Executive Officer.

Codes of Ethics.    Nucor has adopted a Code of Ethics for Senior Financial Professionals that applies to the Company’s Chief Executive Officer, Chief Financial Officer, Corporate Controller and other senior financial professionals and includes guidelines relating to the ethical handling of actual or apparent conflicts of interest, compliance with laws and accurate financial reporting. In addition, Nucor has adopted Standards of Business Conduct and Ethics, which apply to all employees and directors of the Company. The Company intends to post any amendments or waivers to either of these codes (to the extent required to be disclosed pursuant to Form 8-K) on the Company’s website at www.nucor.com/governance.

Documents Available.    All of the Company’s corporate governance materials, including the charters for the Audit Committee, the Compensation and Executive Development Committee and the Governance and Nominating Committee, the Corporate Governance Principles, the Code of Ethics for Senior Financial Professionals and the Standards of Business Conduct and Ethics, are published on the Company’s website at www.nucor.com/governance. Any modifications to these corporate governance materials will be reflected on the Company’s website. The information on our website is not a part of this Proxy Statement.

Director Independence.    The Board believes that a majority of its members are independent under both the applicable NYSE rules and the applicable SEC rules and regulations (the “SEC rules”). Our Corporate Governance Principles provide that a majority of the members of the Board of Directors must be “independent” under the NYSE rules. The NYSE rules provide that a director does not qualify as “independent” unless the board of directors affirmatively determines that the director has no material relationship with the company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company). The NYSE rules recommend that a board of directors consider all of the relevant facts and circumstances in determining the materiality of a director’s relationship with a company. The Board has adopted categorical standards (the “Categorical Standards”) to assist the Board in determining whether a particular relationship a director has with the Company is a material relationship that would impair the director’s independence. These Categorical Standards establish thresholds at which directors’ relationships with the Company are deemed to be not material and, therefore, shall not disqualify any director or nominee from being considered “independent.” The Categorical Standards are:

•

Relationships involving (1) the purchase or sale of products or services, (2) the purchase, sale or leasing of real property or (3) lending, deposit, banking or other financial service relationships, either by or to the Company or its subsidiaries and involving a director, his or her immediate family members, or an organization of which the director or an immediate family member is a partner, stockholder, officer or employee if the following conditions are satisfied:

•

any payments made to, or payments received from, the Company or its subsidiaries in any single year within the last three years do not exceed the greater of (i) $1,000,000 or (ii) 2% of such other organization’s consolidated gross revenues;

•	the products and services are provided in the ordinary course of business and on substantially the same terms and conditions, including price, as would be available to similarly situated customers;

•	the relationship does not involve consulting, legal or accounting services provided to the Company or its subsidiaries; and

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•

any extension of credit was in the ordinary course of business and was made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other similarly situated borrowers.

•

Any other relationship between the Company or one of its subsidiaries and a company (including a limited liability company) or partnership to which a director is connected solely as a stockholder, member or partner as long as the director is not a principal stockholder or partner of the organization. For purposes of this categorical standard, a person is a principal stockholder of a company if he or she directly or indirectly, or acting in concert with one or more persons, owns, controls or has the power to vote more than 10% of any class of voting securities of the company. A person is a principal partner of a partnership if he or she directly or indirectly, or acting in concert with one or more persons, owns, controls or has the power to vote a 25% or more general partnership interest, or more than a 10% overall partnership interest. Shares or partnership interests owned or controlled by a director’s immediate family member who shares the director’s home are considered to be held by the director.

•

Contributions made or pledged by the Company, its subsidiaries or by any foundation sponsored by or associated with the Company or its subsidiaries to a charitable organization of which a director or an immediate family member is an executive officer, director or trustee if the following conditions are satisfied:

•

within the preceding three years, the aggregate amount of such contributions during any single year of the charitable organization did not exceed the greater of (i) $1,000,000 or (ii) 2% of the charitable organization’s consolidated gross revenues for that year; and

•	the charitable organization is not a family foundation created by the director or an immediate family member.

For purposes of this categorical standard, contributions made to any charitable organization pursuant to a matching gift program maintained by the Company or by its subsidiaries or by any foundation sponsored by or associated with the Company or its subsidiaries shall not be included in calculating the materiality threshold set forth above.

•

If the director, or an immediate family member, is an executive officer of another organization in which the Company owns an equity interest and if the amount of the Company’s interest is less than 10% of the total voting interest in the other organization.

•	A relationship involving a director’s relative who is not an immediate family member of the director.

•

In the last five years, the director has not been an executive officer, founder or principal owner of a business organization acquired by the Company, or of a firm or entity that was part of a joint venture or partnership including the Company.

In February 2017, the Board of Directors, with the assistance of the Governance and Nominating Committee, conducted an evaluation of director independence based on the Categorical Standards. The Board considered all relationships and transactions between each director (and his or her immediate family and affiliates) and each of Nucor, its management and its independent registered public accounting firm, including (i) with respect to Mr. Hayes, who serves as Chairman, President, Chief Executive Officer and a director of United Technologies Corporation, that Nucor in the ordinary course of business purchased from and sold to United Technologies goods in 2016 in an amount less than 0.5% of the consolidated gross revenues of United Technologies, and (ii) with respect to Mr. Dempsey, who serves as President, Chief Executive Officer and a director of Barnes Group Inc., that Nucor in the ordinary course of business purchased from and sold to Barnes goods in 2016 in an amount less than 0.5% of the consolidated gross revenues of Barnes. As a result of this evaluation, the Board determined those relationships that do exist or did exist within the last three years (except for Mr. Ferriola’s in his capacity as Nucor’s Chairman, Chief Executive Officer and President) all fall well below the thresholds in the Categorical Standards. Consequently, the Board of Directors determined that each of Messrs. Dempsey, Hayes, Kasriel, Kearney, Milchovich and Walker and Dr. Haynes and Ms. Koellner is an independent director under the Categorical Standards, the NYSE rules and the SEC rules. The Board also determined that each member of the Audit, Compensation and Executive Development and Governance and Nominating Committees (see membership information below under “Board Committees”) is independent, including that each member of the Audit Committee is “independent” as that term is defined under Rule 10A-3(b)(1)(ii) of the 1934 Act, and that each member of the Compensation and Executive Development Committee is an “outside director” as defined under Section 162(m) of the Internal Revenue Code. Mr. Ferriola, the Company’s Chairman, Chief Executive Officer and President, is not independent due to his employment by the Company.

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Board Leadership Structure.    John J. Ferriola currently holds the positions of Chairman of the Board, Chief Executive Officer and President of the Company. The Corporate Governance Principles of the Company provide that whenever the Chairman of the Board is a member of management, there shall be a Lead Director. The Lead Director is an independent director appointed annually by the independent members of the Board, and he or she serves at the pleasure of the Board. In February 2017, the Board appointed John H. Walker to serve as Lead Director. The Board’s leadership structure is outlined in the Company’s Bylaws and Corporate Governance Principles, as described below:

Chairman of the Board	The Board has appointed the Company’s Chief Executive Officer and President as its Chairman. Appointing Mr. Ferriola as Chairman (i) enhances alignment between the Board and management in strategic planning and execution as well as operational matters, and (ii) streamlines Board process in order to conserve time for the consideration of the important matters the Board needs to address.

Lead Director	The Lead Director (i) provides leadership to the Board of Directors; (ii) chairs Board meetings in the absence of the Chairman; (iii) organizes, sets the agenda for and leads executive sessions of the independent directors without the attendance of management; (iv) serves as a liaison between the Chairman and the independent directors; (v) consults with the Chairman and the Secretary of the Company to approve the agenda for each Board meeting and the information that shall be provided to the directors for each scheduled meeting; (vi) approves meeting schedules to assure that there is sufficient time for discussion of all agenda items; (vii) meets with the Chairman between Board meetings as appropriate in order to facilitate Board meetings and discussions; (viii) has the authority to call meetings of the independent directors; and (ix) is available for consultation and direct communication with major stockholders.

Independent Directors	Independent directors comprise more than 85% of the Board and 100% of the Audit Committee, the Compensation and Executive Development Committee and the Governance and Nominating Committee.

Committee Chairs	All chairs of the Board’s committees are independent and are annually appointed by the Board, approve agendas and material for respective committee meetings and act as a liaison between committee members and the Board and senior management.

Board Committees.    The Board of Directors has three standing committees: the Audit Committee, the Compensation and Executive Development Committee, and the Governance and Nominating Committee. Each of these committees acts pursuant to a written charter adopted by the Board of Directors. Committee members and committee chairs are appointed by the Board. The members of these committees are identified in the following table:

Director	Audit Committee	Compensation and Executive Development Committee	Governance and Nominating Committee
Patrick J. Dempsey	X	X	X
John J. Ferriola
Gregory J. Hayes	Chair	X	X
Victoria F. Haynes	X	Chair	X
Bernard L. Kasriel	X	X	X
Christopher J. Kearney	X	X	X
Laurette T. Koellner		X	X
Raymond J. Milchovich	X	X	X
John H. Walker	X	X	Chair

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The following table provides information about the operation and key functions of these committees:

Committee	Key Functions and Additional Information	Number of Meetings in 2016
Audit Committee

•    Assists the Board in its oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, and (iii) the performance of the Company’s internal audit function

•    Appoints, compensates, retains and oversees the Company’s independent registered public accounting firm

•    Reviews and discusses with management and the Company’s independent registered public accounting firm the annual and quarterly financial statements

•    Reviews and discusses with management the quarterly earnings releases

•    Considers and approves all auditing services, internal control-related services and permitted non-auditing services proposed to be provided by the independent registered public accounting firm

•    Monitors the adequacy of the Company’s reporting and internal controls

•    Assists the Board in its oversight of enterprise risk management

		7
Compensation and Executive Development Committee	• Administers the compensation program for senior officers • Reviews, evaluates and determines compensation of the senior officers • Reviews and recommends to the Board compensation of the directors • Reviews and approves employment offers, arrangements and other benefits for senior officers • Reviews the Company’s executive succession and management development plans • Oversees regulatory compliance and risk regarding compensation matters	4
Governance and Nominating Committee

•    Develops and recommends to the Board for approval specific guidelines and criteria for selecting nominees for election to the Board

•    Identifies, evaluates and recommends to the Board nominees for election to the Board

•    Makes recommendations to the Board concerning (i) the size, composition and leadership of the Board, (ii) the size, composition and leadership of each Board committee, and (iii) the responsibilities of each Board committee

•    Develops and oversees the annual process of evaluating the performance of the Board and the Company’s management

•    Administers the Company’s policy and procedures for the review, approval or ratification of related person transactions

•    Considers and recommends to the Board actions relating to corporate governance

		4

The Board has determined that Mr. Hayes is an “audit committee financial expert” within the meaning of the SEC rules and that he has accounting and related financial management expertise within the meaning of the NYSE rules. All members of the Audit Committee are financially literate as determined by the Board, in its business judgment.

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The Board may also establish other committees from time to time as it deems necessary.

Director Meetings.    The Board of Directors held four meetings during 2016. Each incumbent director attended 75% or more of the aggregate number of meetings of the Board and committees of the Board on which such director served during 2016. Pursuant to the Corporate Governance Principles, the non-management directors, all of whom are independent, meet in executive session prior to or after each quarterly Board meeting at regularly scheduled executive sessions and as necessary prior to or after other Board meetings. Mr. Walker, as Lead Director, presides over these executive sessions.

Annual Meetings of Nucor’s Stockholders.    Directors are expected to attend the annual meeting of stockholders. All nine of the Company’s directors in office at the time attended last year’s annual meeting.

Annual Evaluation of Directors and Committee Members.    The Board of Directors evaluates the performance of each director, each committee of the Board, the Chairman, the Lead Director and the Board of Directors as a whole on an annual basis. In connection with this annual self-evaluation, each director anonymously records his or her views on the performance of each director, each committee of the Board, the Chairman, the Lead Director and the Board of Directors as a whole. The entire Board of Directors reviews these reports and determines what, if any, actions should be taken in the upcoming year to improve its effectiveness and the effectiveness of each director, each committee, the Chairman and the Lead Director.

Board’s Role in Risk Oversight.    The Board oversees the Company’s risk profile and management’s processes for assessing and managing risk, both as a whole Board and through its committees. At least annually, the full Board reviews strategic risks and opportunities facing the Company. Certain other important categories of risk are assigned to designated Board committees (which are comprised solely of independent directors) that report back to the full Board.

The Company’s Audit Committee is specifically charged with the responsibility of meeting periodically with management, the Company’s General Counsel and outside counsel to discuss the Company’s major risk exposures, including, but not limited to, legal and environmental claims and liabilities, risk management and other financial exposures, and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies. The Company’s Corporate Controller annually conducts a risk assessment, which includes input from senior officers, and prepares for the Audit Committee’s review a report and a presentation identifying and evaluating the key risks facing the Company, how those risks interrelate, how they affect the Company and how management addresses those risks. After completing a review and analysis of the report and presentation, the Audit Committee meets with management to provide its comments on the report and presentation and to provide guidance on areas that the Audit Committee believes management and the Corporate Controller should consider in identifying and evaluating the risks facing the Company.

The Compensation and Executive Development Committee oversees Nucor’s compensation plans to ensure they do not incentivize excessive risk-taking by our senior officers. Although a significant portion of our executives’ compensation is performance-based, we believe our compensation plans are appropriately structured and do not pose a material risk to Nucor.

The Board believes that its ability to oversee risk is enhanced by having one person serve as the Chairman of the Board and the Chief Executive Officer. With his in-depth knowledge and understanding of the Company’s operations, the Board believes Mr. Ferriola, as Chairman, Chief Executive Officer and President, is better able to bring key strategic and business issues and risks to the Board’s attention than would a non-executive Chairman of the Board or a non-director Chief Executive Officer.

Compensation Consultant.    The Compensation and Executive Development Committee has sole authority under its charter to retain compensation consultants and to approve such consultants’ fees and retention terms. The Committee has retained Pearl Meyer & Partners (“Pearl Meyer”) to act as its independent advisor and to provide it with advice and support on executive compensation issues. The Committee has reviewed and confirmed the independence of Pearl Meyer as the Committee’s compensation consultant. Neither Pearl Meyer nor any of its affiliates provide any services to Nucor except for services related solely to executive officer and

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director compensation. Please see “Compensation Discussion and Analysis, 2016 Executive Compensation in Detail – Determination of 2016 Compensation” on page 29 of this Proxy Statement for a description of Nucor’s process for the consideration and determination of executive compensation and Pearl Meyer’s role in such process.

No Hedging or Short Selling.    Nucor maintains policies that apply to all officers, certain designated employees and the members of the Board that prohibit hedging or short selling (profiting if the market price of the securities decreases) of Nucor securities.

Policy on Executive Officer Incentive Compensation Recoupment.    The Company has a written policy to address the recoupment of performance-based compensation awarded to or earned by an executive officer if there is a restatement of the Company’s financial results due to material noncompliance of the Company with any financial reporting requirement under the federal securities laws. In the event of such a restatement, the Compensation and Executive Development Committee shall review the performance-based compensation awarded to or earned by the executive officers for the three-year period prior to the restatement event and, if the Committee determines in its reasonable discretion that any such performance-based compensation would not have been awarded to or earned by an executive officer based on the restated financial results, the Committee shall within 12 months of the restatement event, to the extent practicable, seek to recover from such executive officer any portion of the performance-based compensation that is greater than that which would have been awarded or earned had it been calculated on the basis of the restated financial results. A copy of the policy is available on our website at www.nucor.com/governance.

Policy on Transactions with Related Persons.    The Company has a written policy and procedures for the review, approval or ratification of any transactions that could potentially be required to be reported under the SEC rules for disclosure of transactions with the Company’s directors, business and other organizations with which its directors are affiliated, executive officers, members of their immediate families and other related persons. This policy is administered by the Governance and Nominating Committee of the Board of Directors. The policy includes several categories of pre-approved transactions that are based upon exceptions to the SEC’s rules for disclosure of such transactions. For transactions that are not pre-approved, the Governance and Nominating Committee, in determining whether to approve a transaction with a related person or an organization with which a related person is affiliated, takes into account, among other things, (i) whether the transaction was undertaken in the ordinary course of business of the Company; (ii) the approximate dollar value of the transaction; (iii) the purpose, and potential benefits to the Company, of the transaction; and (iv) the related person’s interest in the transaction, including whether the related person or his or her immediate family member participated in the negotiation of the terms of the transaction or received any special benefits from the transaction.

In 2016, Smoot Enterprises, Inc. was paid approximately $3.37 million by Nucor to transport products and materials for Nucor. Michael Smoot, who is the brother-in-law of Ladd R. Hall, an executive officer of Nucor, is an officer and greater than 10% owner of Smoot Enterprises, Inc. The foregoing was approved under Nucor’s policy on transactions with related persons.

In 2016, Danny Pantello, a melt shop supervisor at Nucor, was paid compensation of approximately $134,200. Mr. Pantello is a stepson of R. Joseph Stratman, an executive officer of Nucor. The foregoing was approved under Nucor’s policy on transactions with related persons.

Nominating Directors.    Stockholders may recommend a director candidate for consideration by the Governance and Nominating Committee by submitting the candidate’s name in accordance with provisions of Nucor’s Bylaws that require advance notice to Nucor and certain other information. In general, under the Bylaws, the written notice must be delivered to, or mailed and received at, the Company’s principal executive offices not less than 120 days and not more than 150 days before the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the Company.

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The notice must contain certain information about both the nominee and the stockholder submitting the nomination as set forth in Nucor’s bylaws. With respect to the nominee, the notice must contain, among other things, (i) the nominee’s name, age, business and residential addresses, (ii) the nominee’s background and qualification, (iii) the number of shares or other securities of the Company owned by the nominee or any Stockholder Associated Person (as defined in Nucor’s Bylaws), (iv) any derivative positions held of record or beneficially by the nominee as well as any hedging transactions or similar agreements, (v) a written statement executed by the nominee (A) acknowledging that as a director of the Company, the nominee will owe a fiduciary duty under Delaware law with respect to the Company and its stockholders, (B) disclosing whether the nominee or any Stockholder Associated Person is a party to an agreement, arrangement or understanding with, or has given any commitment or assurance to, any person or entity as to how the nominee, if elected, will act or vote on any issue or question, (C) disclosing whether the nominee or any Stockholder Associated Person is a party to an agreement, arrangement or understanding with any person or entity other than the Company with respect to any compensation, reimbursement or indemnification in connection with the nominee’s service or action as a director of the Company, and (D) agreeing if elected as a director of the Company to comply with all corporate governance codes, policies and guidelines applicable to directors, and (vi) any other information regarding the nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with a contested solicitation of proxies for the election of directors. With respect to the stockholder submitting the nomination, the notice must contain: (1) the name and address, as they appear on our books, of that stockholder and any Stockholder Associated Person, (2) the number of shares or other securities of the Company owned by that stockholder or any Stockholder Associated Person, and (3) any derivative positions held of record or beneficially by the stockholder or any Stockholder Associated Person as well as any hedging transactions or similar agreements. A stockholder who is interested in recommending a director candidate should request a copy of Nucor’s Bylaw provisions by writing to Nucor’s Corporate Secretary at Nucor Corporation, 1915 Rexford Road, Charlotte, North Carolina 28211.

The Governance and Nominating Committee has a process of identifying and evaluating potential nominees for election as members of the Board. The Committee has a policy that potential nominees shall be evaluated no differently regardless of whether the nominee is recommended by a stockholder, a Board member or Nucor’s management. The Committee considers potential nominees from all these sources, develops information from many sources concerning the potential nominee, evaluates the potential nominee as to the qualifications that the Committee and the Board have established and in light of the current skill, background and experience of the Board’s members and the future, ongoing needs of the Company and makes a decision whether to recommend any potential nominee for consideration for election as a member of the Board. In the past, Nucor has engaged third-party search firms to assist the Board of Directors in identifying and evaluating potential nominees for director. Nucor may do so again in the future.

The Governance and Nominating Committee is committed to having diverse individuals from different backgrounds with varying perspectives, professional experience, education and skills serving as directors. In evaluating potential nominees for election and reelection as members of the Board, the Committee considers persons with a variety of perspectives, professional experience, education and skills that possess the below minimum qualifications. The potential nominee must:

•	be a person of the highest integrity and must be committed to ethical standards of personal and corporate behavior;

•	have significant business experience or other organizational leadership experience that will allow the nominee to contribute significantly to the Company as a member of the Board;

•

if not a member of the Company’s management, not have any relationships, directly or through an immediate family member, with the Company that would make them not able to serve as an independent director within the meaning of any rules and laws applicable to the Company;

•	have a willingness and an ability to make the necessary time commitment to actively participate as a member of the Board; and

•	be able to represent the interests of all of Nucor’s stockholders and not merely those of one stockholder or a special interest group.

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The Governance and Nominating Committee also believes there are certain specific qualities or skills that one or more members of the Board of Directors must possess. These include:

•	the skills and experience necessary to serve as an audit committee financial expert;

•	experience serving as the chief executive officer of, or in another senior management position with, a major manufacturing company;

•	significant and successful merger and acquisition experience; and

•	diversity in terms of race or gender.

How to Communicate with the Board of Directors and Non-Management Directors.    Stockholders and other interested parties can communicate directly with the Board of Directors by sending a written communication addressed to Mr. Ferriola, our Chairman, c/o Corporate Secretary at Nucor Corporation, 1915 Rexford Road, Charlotte, North Carolina 28211. Stockholders and other interested parties wishing to communicate with Mr. Walker, as Lead Director, or with the non-management directors as a group may do so by sending a written communication addressed to Mr. Walker c/o Corporate Secretary at the above address. Stockholders and other interested parties wishing to communicate with an individual director may do so by sending a written communication addressed to such director c/o Corporate Secretary at the above address. Any communication addressed to any director that is received at the executive offices of Nucor will be delivered or forwarded to the individual director as soon as practicable. All such communications are promptly reviewed before being forwarded to the addressee. Nucor generally will not forward to directors a communication that Nucor determines to be primarily commercial in nature, relates to an improper or irrelevant topic or requests general information about Nucor.

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DIRECTOR COMPENSATION

The Compensation and Executive Development Committee established the following director compensation amounts, which became effective June 1, 2014 and remained the same in 2016.

Board/Committee Position	2016 Annual Fee ($)
Lead Director	127,000
Board Member (non-employee directors)	95,000
Audit Committee Chairman	25,000
Compensation and Executive Development Committee Chairman	17,000
Governance and Nominating Committee Chairman	14,000

Directors who are not senior officers of Nucor are granted each June 1 shares of Company stock under the Company’s 2014 Omnibus Incentive Compensation Plan. Directors may elect to receive their shares in the form of deferred stock units. Effective June 1, 2014, the number of shares of Company stock awarded was equal to the quotient of $140,000 divided by the closing price of a share of Nucor common stock on the grant date (rounded down to the next whole share). All directors elected to receive their grant in the form of deferred stock units in 2016. The deferred stock units are fully vested on the grant date, but are payable in the form of shares of Nucor common stock only after the termination of the director’s service on the Board of Directors.

The following table summarizes the compensation earned or paid to each non-employee director for his or her Board and committee services during 2016.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)		Total ($)
(a)	(b)	(c)		(h)
Patrick J. Dempsey	8,003	—	(2)	8,003
Harvey B. Gantt	47,500	—	(3)	47,500
Gregory J. Hayes	120,000	139,958	(4)	259,958
Victoria F. Haynes	112,000	139,958	(4)	251,958
Bernard L. Kasriel	95,000	139,958	(4)	234,958
Christopher J. Kearney	95,000	139,958	(4)	234,958
Laurette T. Koellner	95,000	139,958	(4)	234,958
Raymond J. Milchovich	141,000	139,958	(4)	280,958
John H. Walker	95,000	139,958	(4)	234,958
(1)	The amounts shown represent the grant date fair value of annual equity awards. Our policy and assumptions made in the valuation of share-based payments are contained in notes 2 and 16 of Item 15 of our Annual Report on Form 10-K for the year ended December 31, 2016.
(2)	Mr. Dempsey became a director on December 1, 2016 and therefore did not receive a stock award in 2016.
(3)	Mr. Gantt retired as a director effective May 13, 2016 and therefore did not receive a stock award in 2016.
(4)	The number of deferred stock units granted and fully vested on June 1, 2016 based on a closing price of Nucor common stock on that day of $48.80 was 2,868 units.

20         2017 Proxy Statement

DIRECTOR COMPENSATION

The following table summarizes the total number of vested deferred stock units granted to non-employee directors under the Company’s 2014 Omnibus Incentive Compensation Plan and the 2010 and 2005 Stock Option and Award Plans.

Outstanding Equity Awards at Fiscal Year-End

Name	Number of Vested Stock Units (#) (1)	Market Value of Stock Units ($) (2)
Gregory J. Hayes	5,633	335,276
Victoria F. Haynes	26,383	1,570,316
Bernard L. Kasriel	25,244	1,502,523
Christopher J. Kearney	22,428	1,334,915
Laurette T. Koellner	2,868	170,703
Raymond J. Milchovich	11,382	677,457
John H. Walker	23,764	1,414,433
(1)	Deferred stock units are granted June 1 each year and are fully vested on the grant date, but are payable in the form of shares of Nucor common stock only after the termination of the director’s service on the Board of Directors.
(2)	Fully vested deferred stock units at December 31, 2016 valued using the closing stock price of Nucor common stock of $59.52.

Director Stock Ownership Guidelines.    To ensure that non-employee directors become and remain meaningfully invested in Nucor common stock, each non-employee director is required to own 7,000 shares of Nucor common stock (including restricted stock units). A non-employee director must meet the stock ownership requirement within five years of becoming a member of the Board.

    2017 Proxy Statement    21

REPORT OF THE AUDIT COMMITTEE

The Audit Committee’s report with respect to the Company’s audited consolidated financial statements for the year ended December 31, 2016 is as follows:

1.	The Audit Committee has reviewed and discussed the audited consolidated financial statements with Nucor’s management.

2.	The Audit Committee has discussed with PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accounting firm, the audited consolidated financial statements and the matters required to be discussed by Auditing Standard No. 16 (Communications with Audit Committees), as adopted by the Public Company Accounting Oversight Board.

3.	The Audit Committee has received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC that firm’s independence.

4.	The Audit Committee has reviewed and discussed with management and PwC management’s report on Nucor’s internal control over financial reporting and PwC’s attestation report on the effectiveness of Nucor’s internal control over financial reporting.

5.	Based on the reviews and the discussions referred to in paragraphs (1) through (4) above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the SEC.

THE AUDIT COMMITTEE

Gregory J. Hayes, Chairman

Patrick J. Dempsey

Victoria F. Haynes

Bernard L. Kasriel

Christopher J. Kearney

Raymond J. Milchovich

John H. Walker

Fees Paid to Independent Registered Public Accounting Firm

For the years ended December 31, 2016 and 2015 fees billed for services provided by PwC were as follows:

	2016	2015
Audit Fees (1)	$3,796,900	$3,746,100
Audit-Related Fees (2)	206,300	23,100
Tax Fees (3)	3,800	3,500
All Other Fees (4)	3,600	5,100
(1)	Audit fees consist of fees for professional services rendered in connection with the audit of Nucor’s consolidated annual financial statements, for the review of interim consolidated financial statements in Forms 10-Q and for services normally provided in connection with statutory and regulatory filings or engagements. Audit fees also include fees for professional services rendered for the audit of the effectiveness of internal control over financial reporting.

(2)	Audit-related fees consist of fees billed for the performance of a pre-implementation systems internal controls review.

(3)	Tax fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning.

(4)	All other fees consist of fees billed for financial reporting literature.

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REPORT OF THE AUDIT COMMITTEE

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services to be performed by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. All such services provided for 2016 were pre-approved by the Audit Committee. The Audit Committee concluded that the provision of such services by PwC was compatible with the maintenance of that firm’s independence. The Audit Committee has delegated its authority to approve in advance all permissible non-audit services to be provided by PwC to the Chairman of the Audit Committee; provided, however, any such services approved by its Chairman shall be presented to the full Audit Committee at its next regularly scheduled meeting.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed the firm of PricewaterhouseCoopers LLP to serve as the independent registered public accounting firm of Nucor for the year ending December 31, 2017. PricewaterhouseCoopers LLP has acted in such capacity for Nucor since 1989. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

Stockholder ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. The Board is submitting the appointment of PricewaterhouseCoopers LLP to the stockholders for ratification and will reconsider whether to retain PricewaterhouseCoopers LLP if the stockholders fail to ratify the Audit Committee’s appointment. In addition, even if the stockholders ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee may in its discretion appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that a change is in the best interests of Nucor.

Vote Recommendation

Nucor’s Board of Directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017. Unless otherwise specified, proxies will be voted FOR the proposal.

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EXECUTIVE OFFICER COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion & Analysis (“CD&A”) outlines Nucor’s executive compensation philosophy, objectives and processes. It also explains how the Compensation and Executive Development Committee of the Board (the “Committee”) made executive compensation decisions in 2016 for the named executive officers (“Executive Officers”) listed below.

Executive Officer	Principal Position
John J. Ferriola	Chairman, Chief Executive Officer and President
James D. Frias	Chief Financial Officer, Treasurer and Executive Vice President
James R. Darsey	Executive Vice President-Merchant and Rebar Products
Ladd R. Hall	Executive Vice President-Flat-Rolled Products
R. Joseph Stratman	Executive Vice President-Raw Materials and Chief Digital Officer

EXECUTIVE SUMMARY

2016 Business Overview

Nucor’s disciplined strategy for profitable growth continues to work. Our successful execution is evident in our strong cash flow generation and our industry-leading returns on capital through the challenging steel markets of recent years. Most importantly, our strategic execution positions Nucor to deliver stronger profitability throughout the economic cycle.

In 2016, Nucor demonstrated strong improvement in financial performance as imports decreased resulting in a more sustainable pricing environment. Return on equity (“ROE”) and return on average invested capital (“ROAIC”) improved in 2016 both on an absolute basis and relative to our comparator groups. The incentive programs worked as intended as improved performance resulted in larger year over year incentive payouts.

Say on Pay and Feedback from Stockholders

Every three years, Nucor submits its compensation program for Executive Officers to an advisory say on pay vote of its stockholders. Nucor’s last say on pay vote was held in 2014, when approximately 97% of the total votes cast at Nucor’s annual stockholders meeting supported the program. The Committee pays careful attention to any feedback it receives from stockholders about the executive compensation program, including the say on pay vote. While there was not a say on pay vote in 2016, the Committee considered the strong stockholder endorsement in 2014 of the Committee’s decisions and policies and Nucor’s overall executive compensation program in continuing the pay-for-performance program that is currently in place.

An advisory vote on Executive Officer compensation is included in this Proxy Statement (Proposal 3). Nucor’s Board of Directors recommends a vote for Proposal 3, the advisory resolution approving the compensation paid to the Executive Officers. Nucor holds an advisory vote on Executive Officer compensation every three years. Also included in this Proxy Statement (Proposal 4) is an advisory vote on the frequency of the advisory vote on executive compensation. Nucor’s Board of Directors recommends continuing to conduct a say on pay vote every three years (Proposal 4).

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COMPENSATION DISCUSSION AND ANALYSIS

Share the Pain, Share the Gain: Nucor’s Approach to Executive Compensation

Nucor designed and built its executive compensation program with pay for performance at its core. The result is a program that is highly leveraged – a significant portion of compensation is variable and directly linked to Nucor’s relative performance and the value delivered to its stockholders. Here is an overview of how it works:

›

Base salaries are set below the median for similar size industrial and materials companies. Accordingly, the Committee recognizes that Executive Officers may earn below median levels of compensation when Nucor’s performance is below its peers, even if an Executive Officer’s individual performance may be superior. This practice has resulted, and may result in the future, in Executive Officers earning less than their counterparts in other peer companies.

›

The incentive plans measure performance relative to two performance comparator groups: the Steel Comparator Group and the General Industry Comparator Group. The companies included in these comparator groups are reviewed annually by the Committee. Please see “Performance Comparator Groups” on page 28 of this CD&A for more information. The incentive plans are designed to pay well when performance is high and not pay any incentive if performance is poor.

›

Through a multi-year business cycle, total compensation outcomes should be aligned with the median of Nucor’s steel company peers and other similar size industrial and materials companies. The incentive plans are based on analysis that assumes some years of lower performance where no payouts may be earned and some years where maximum payouts may be achieved — to reflect fluctuations in economic activity.

›

A significant portion of performance-based compensation must be held until retirement. All of the performance-based restricted stock units (“RSUs”) earned based on ROE performance must be held until retirement. This requirement, in combination with higher than market level of stock ownership requirement, further aligns the interests of our Executive Officers with those of our stockholders.

›

Nucor takes an egalitarian approach to providing benefits to our employees. In fact, certain benefits, such as Nucor’s Profit Sharing, Scholarship Program, Employee Stock Purchase Plan, Extraordinary Bonus and Service Awards Program, are not available to Executive Officers, and Executive Officers do not receive supplemental executive perquisites, such as company cars, country club memberships or personal use of corporate aircraft.

The bottom line is that for any given performance year, if Nucor performs poorly, Executive Officers will be paid below the market median. On the other hand, if performance is outstanding, Executive Officers will be paid above the market median. By providing this balanced compensation portfolio, Nucor provides the Executive Officers with a reasonable measure of security regarding the minimum level of compensation they are eligible to receive, while motivating them to focus on the business measures that will produce a high level of performance for Nucor. Decisions with regard to the actual amount or value of compensation granted to each Executive Officer are based on actual Nucor performance. Individual performance is not taken into account.

2016 Compensation Overview

Nucor’s executive compensation plans worked as designed in 2016.

•

Base salaries: Executive Officer salaries were increased to move them closer to the market median. However, base salaries are still set below the market median, which is consistent with our compensation philosophy.

•

Annual incentives: Our Executive Officers earned an annual incentive reflecting Nucor’s ROE and revenue performance as compared to the Steel Comparator Group. Performance in 2016 was materially better than 2015.

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COMPENSATION DISCUSSION AND ANALYSIS

•

Long-term incentives: The Long-Term Incentive Plan rewarded Executive Officers for Nucor’s three-year performance ended December 31, 2016 relative to the Steel Comparator Group (ranked second out of six), but resulted in a modest payout for the three-year performance ended December 31, 2016 relative to the General Industry Comparator Group (ranked ninth out of 11). Please see page 29 of this CD&A for descriptions of the comparator groups. In 2016, performance RSUs (“Performance RSUs”) were granted based on Nucor’s ROE performance for the preceding year. In addition, time-vesting RSUs and stock options were granted.

The Committee has the right to exercise discretion to reduce an incentive plan payout to ensure that payouts from any incentive plan produce their desired result. The Committee may not exercise discretion to increase a payout. For 2016, the Committee reviewed the payouts and determined that the incentive plan payouts were appropriate and, therefore, did not reduce the incentive plan payouts.

Best-Practice Compensation Governance Features

Our executive compensation program is grounded in the following policies and practices, which promote sound compensation governance, reflect our executive compensation philosophy and further align our Executive Officers’ interests with those of our stockholders.

What We Do		What We Don’t Do
✓	Place a heavy emphasis on variable compensation	x	Provide “single trigger” change in control severance benefits
✓	Require significant stock ownership and holding requirements	x	Offer significant perquisites
✓	Subject incentive compensation to a clawback policy	x	Allow excise tax gross up upon a change in control
✓	Conduct annual compensation risk assessments	x	Permit hedging or short selling of Company stock
✓	Use an independent compensation consultant	x	Change plan designs very often

WHAT GUIDES OUR PROGRAM

Program Aligned with Strategy

Nucor’s executive compensation program supports the Company’s five drivers to profitable growth while maintaining our commitment to safe and environmentally friendly operations:

1.	Strengthen our position as the low cost producer – driving operational efficiency

2.	Achieve market leadership – leading in every product line in our portfolio

3.	Move up the value chain – offering higher-margin, value-added products

4.	Leverage downstream channels to market – increasing the base volume of our mills through vertical integration

5.	Achieve commercial excellence – taking care of our customers

26         2017 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Philosophy

Nucor believes that executive compensation should be commensurate and aligned with the performance of Nucor and the creation of long-term stockholder value. To this end, our executive compensation program is designed to pay well when performance is outstanding and provide compensation below the market median when performance is below Nucor’s peers. The following key principles form the core of our executive compensation philosophy:

Key Principle	Description
Pay for Performance	A significant portion of total compensation should be variable and dependent upon the attainment of certain specific and measurable annual and long-term performance objectives.
Attraction and Retention	The executive compensation program should enable the Company to attract highly-talented people with exceptional leadership capabilities and retain high-caliber talent.
Team-Based Incentives	All of Nucor’s incentives are team-based. Across the organization, Nucor teammates win and lose together. When Nucor performs well, all teammates earn more. When our performance is less than expected, our teammates earn less. Our pay programs support our team-based culture.
Stockholder Alignment	Executive Officers should be compensated through pay elements (base salaries, annual and long-term incentives) designed to create long-term value for our stockholders and reinforce a strong culture of ownership.

Our compensation philosophy is supported by the following elements of our compensation program:

Compensation Element	Form	Description
Base Salary	Cash (Fixed)	Provides a guaranteed rate of pay commensurate with an Executive Officer’s job scope, level of responsibilities, experience and tenure, but set below the market median of similar positions at industrial and materials companies.
Annual Incentives	Cash (Variable)	Provides Executive Officers an opportunity to receive annual cash incentive awards based on Nucor’s annual ROE and revenue performance.
Long-Term Incentives	Equity (mix of Fixed and Variable) and Cash (Variable)	Rewards performance over multi-year periods and growth in long-term stockholder value.

These compensation elements provide a balanced mix of guaranteed compensation and variable, at-risk compensation with an emphasis on annual and long-term incentives. The Committee annually considers adjustment to base salaries (which impact incentive plan opportunities) and periodically reviews the level of annual and long-term incentives to ensure that the mix of base salary and annual and long-term incentives, and the target incentive opportunities, are appropriate to accomplish the goal of paying near the median total compensation of survey data for Nucor’s steel company peers and other industrial and materials companies of similar size over a multi-year business cycle.

The Role of Compensation Peer Companies and Performance Comparator Groups

Compensation Peer Companies:    Nucor periodically benchmarks Executive Officer compensation to ensure that the compensation opportunities are reasonable. Nucor does not set compensation according to benchmark data. The Committee’s only formal relationship with benchmark data is to set base salaries below the median.

For purposes of setting 2016 compensation levels, the Committee had Pearl Meyer benchmark Executive Officers’ compensation. In addition to benchmarking Executive Officer compensation at target and actual levels of

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COMPENSATION DISCUSSION AND ANALYSIS

pay, the Committee completed an exercise to understand how the compensation of Executive Officers compared to compensation of the peer group at various levels of performance (below threshold, threshold, target and maximum). Nucor’s compensation philosophy is to pay below market when performance is below peers and to pay above market when performance is outstanding. The intent is to provide market levels of compensation over the business cycle. In order to ensure the compensation programs achieve this desired result, the Committee had Pearl Meyer benchmark Nucor’s compensation against the 28 companies listed below at different levels of potential performance (below threshold, threshold, target and maximum).

3M Company	Freeport-McMoRan Copper & Gold Inc.	Northrop Grumman Corporation
Air Products and Chemicals, Inc.	General Dynamics Corporation	Paccar Inc.
Alcoa Inc.	Honeywell International Inc.	Parker-Hannifin Corporation
Caterpillar Inc.	Huntsman Corporation	PPG Industries, Inc.
Cummins Inc.	Illinois Tool Works Inc.	Praxair, Inc.
Danaher Corporation	Ingersoll-Rand plc	Raytheon Company
Deere & Company	International Paper Company	Textron Corporation
E.I. du Pont de Nemours and Company	L-3 Communications	Tyco International Ltd.
Eaton Corporation	Monsanto Company	United States Steel Corporation
Emerson Electric Co.

Some of the above 28 companies are included in the Steel Comparator Group or the General Industry Comparator Group used in the incentive plans as described below. However, these 28 companies were chosen based on size and industry, while the companies used in the incentive plans are all steel companies in the case of the Steel Comparator Group or met the criteria discussed below in the case of the General Industry Comparator Group. The Committee does not benchmark compensation levels and practices against the companies in the Steel Comparator Group because many of them are substantially smaller than Nucor. The Committee does not benchmark compensation to the General Industry Comparator Group because compensation data from these companies may result in above median benchmark data due to their higher than median performance.

Performance Comparator Groups.    The Committee believes that performance should be measured both in absolute terms (meaning based on achieving or exceeding performance measures established by the Committee) and relative to other companies. Two performance comparator groups are used to measure relative performance: the Steel Comparator Group and the General Industry Comparator Group. These comparator groups are used in the annual and long-term incentive plans — they are not used for purposes of benchmarking compensation.

The Committee reviews the performance comparator groups annually. Companies may be added or dropped from the performance comparator groups based on product mix (in the case of the Steel Comparator Group) or business changes, performance or product mix (in the case of the General Industry Comparator Group). The Committee designates the members of each performance comparator group at the beginning of each performance period. Since some of the performance periods are as long as three years, it is possible that the performance comparator group used for one performance period may differ from the group used in a different performance period.

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COMPENSATION DISCUSSION AND ANALYSIS

The performance comparator groups for performance periods that began in 2016 are comprised of the following companies:

Comparator Group	Criteria	Who They Are
Steel	› Must be a group of not less than five steel industry competitors; and › Competitors defined as companies with product offerings similar to Nucor’s.	• AK Steel Holding Corporation • Commercial Metals Company • Steel Dynamics, Inc. • United States Steel Corporation • Worthington Industries, Inc.
General Industry	› Must be a group of not less than ten companies in capital-intensive industries; and › Are well-respected, capital-intensive companies that have performed well over a long period of time.	• 3M Company • Caterpillar Inc. • Cummins Inc. • The Dow Chemical Company • General Dynamics Corporation	• Illinois Tool Works Inc. • Johnson Controls, Inc. • Parker-Hannifin Corporation • PPG Industries, Inc.* • United Technologies Corporation
*	Alcoa was dropped from the General Industry Comparator Group (due to its anticipated split up) and PPG Industries was added for 2016.

2016 EXECUTIVE COMPENSATION IN DETAIL

Determination of 2016 Compensation

In making its determinations with respect to executive compensation for 2016, the Committee was supported by Donovan E. Marks, Nucor’s General Manager of Human Resources, and A. Rae Eagle, Nucor’s General Manager and Corporate Secretary. In addition, the Committee engaged the services of Pearl Meyer to serve as its independent compensation consultant and, in such capacity, to assist the Committee’s review and determination of the compensation package of the Chief Executive Officer and other Executive Officers. Pearl Meyer also was retained to assist the Committee with additional projects, including benchmarking Executive Officer compensation, reviewing and developing alternatives for the comparator groups, monitoring trends in executive and non-employee director compensation, and assisting in the preparation of this CD&A.

The Committee retained Pearl Meyer directly although, in carrying out its assignments, Pearl Meyer also interacted with Nucor management when necessary and appropriate. Specifically, the General Manager of Human Resources and the Corporate Secretary interacted with Pearl Meyer to provide compensation and performance data for Executive Officers and Nucor. In addition, Pearl Meyer may, in its discretion, seek input and feedback from the Chief Executive Officer and the Chief Financial Officer regarding its work product prior to presenting such work product to the Committee to confirm the work product’s alignment with Nucor’s business strategy, determine what additional data needed to be gathered, or identify other issues, if any.

The Committee frequently requested Mr. Ferriola, as Chief Executive Officer, to be present at Committee meetings where executive compensation and Company performance were discussed and evaluated. Mr. Ferriola was free to provide insight, suggestions or recommendations regarding executive compensation during these meetings or at other times; however, only independent Committee members were allowed to vote on decisions made regarding executive compensation.

The Committee met separately with the Chief Executive Officer to discuss his compensation, but the Committee made decisions regarding Mr. Ferriola’s compensation in executive session, based solely upon the Committee’s deliberations. The Committee’s decisions regarding the compensation of other Executive Officers were made after considering recommendations from the Chief Executive Officer.

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COMPENSATION DISCUSSION AND ANALYSIS

Base Salary

The Committee’s goal is to set Executive Officers’ base salaries below the median base salary level for comparable positions at industrial and materials companies. The Committee sets base salaries below the median because of the Committee’s desire to orient the Executive Officers’ total pay significantly towards variable, at-risk incentive compensation. Base salaries for 2016 were as follows:

Executive Officer	2016 Salary	2015 Salary	% Change
John J. Ferriola	$1,300,000	$1,200,000	8.3%
James D. Frias	$490,350	$467,000	5.0%
James R. Darsey	$463,100	$432,400	7.1%
Ladd R. Hall	$463,100	$454,000	2.0%
R. Joseph Stratman	$488,800	$454,000	7.7%

Mr. Ferriola’s salary adjustment reflected the Committee’s continuing commitment to bring the CEO’s salary closer to, but still below, the median of the benchmark data. After the adjustment, Mr. Ferriola’s 2016 base salary was still below the median of the benchmark data (by approximately 3%). Mr. Frias’ salary adjustment also reflected his salary being materially below the median of the benchmark data (by approximately 29%). Mr. Darsey’s salary adjustment was intended to bring him in line with other Executive Vice Presidents. The salary adjustment for Mr. Hall was consistent with the range of salary adjustments for other Nucor executives. Mr. Stratman received a 2% salary increase to $463,100 effective January 1, 2016, consistent with the range of salary adjustments for other Nucor executives. In August 2016, Mr. Stratman was promoted to Chief Digital Officer and Executive Vice President-Raw Materials and his salary was increased to $488,800, a 5.5% increase commensurate with his increased responsibilities. Mr. Stratman’s salary earned for 2016 was $473,914.

Annual Incentives

The Annual Incentive Plan (“AIP”) provides Executive Officers an opportunity to receive annual cash incentive awards based on Nucor’s annual performance. The incentive opportunity, expressed as a percentage of base salary, is the same for all Executive Officers.

An Executive Officer may earn an incentive award under the AIP for each year of up to a maximum of 300% of the Executive Officer’s base salary, as follows:

•

Seventy-five percent (75%) of the maximum incentive award or 225% of base salary (75% of 300% = 225%) is earned based on Nucor’s ROE. For 2016, the Committee set the threshold at 3% ROE and the maximum at 20% ROE. The threshold level of ROE is set by the Committee on an annual basis. If Nucor achieves the threshold ROE, the Executive Officer will earn an incentive award equal to 20% of his base salary. If Nucor’s ROE for the year is 20% or higher, the Executive Officer will earn an incentive award equal to the maximum 225% of his base salary. A prorated incentive award is earned for ROE between 3% and 20%.

•

The remaining 25% of the maximum annual award available under the AIP or up to 75% of the Executive Officer’s base salary (25% of 300% = 75%) is earned based on the change in Nucor’s net sales compared to the change in net sales of members of the Steel Industry Comparator Group (identified above) as follows:

Steel Comparator Group Rank (1)	Percentage of Performance Award Opportunity	Performance Award Payment (% of Base Salary)
1	100%	75%
2	80%	60%
3	60%	45%
4	40%	30%
5	20%	15%
6	0%	0%
(1)

The table represents potential AIP awards for 2016 net sales performance. Net sales performance is defined as the change in net sales from one year to the next and may be zero or negative. This portion of the

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COMPENSATION DISCUSSION AND ANALYSIS

incentive is intended to reward performance against other steel companies, not absolute growth. The comparator group for future years may include more or fewer comparator companies. The potential awards are adjusted to reflect the number of comparator companies in the group.

Executive Officers may elect to defer up to one-half of their AIP award into Nucor common stock units. The AIP provides an incentive for Executive Officers to defer their AIP awards by providing a grant of additional Nucor common stock units equal to 25% of the number of common stock units deferred. An Executive Officer is always vested in the common stock units attributable to the deferred award. The deferral incentive units become vested upon the Executive Officer’s attainment of age 55, death or disability while employed by Nucor. The vested common stock units are distributed to the Executive Officer in the form of Nucor common stock following the Executive Officer’s retirement or other termination of employment. Dividend equivalents are paid on deferred incentive units in cash within 30 days of when stockholders are paid.

Two Executive Officers, Mr. Frias and Mr. Hall, participate in this deferral program.

2016 Performance Results and AIP Payout

Based on Nucor’s ROE of 10.35% and being ranked first within the Steel Comparator Group for the change in net sales for 2016, Executive Officers earned an award of 108.59% of base salary for the ROE performance measure and an award of 75% of base salary for the change in net sales performance measure. As a result, the total AIP award earned was equal to 183.59% of base salary.

	2016 Base Salary	AIP Award Payout
Executive Officer		Deferred (1)	Paid in Cash	Total
John J. Ferriola	$1,300,000	—	$2,386,670	$2,386,670
James D. Frias	$490,350	$270,071	$630,163	$900,234
James R. Darsey	$463,100	—	$850,205	$850,205
Ladd R. Hall	$463,100	$425,102	$425,103	$850,205
R. Joseph Stratman	$473,914	—	$870,058	$870,058
(1)	As discussed above, Mr. Frias and Mr. Hall elected to defer a portion of their AIP payout and received additional stock units equal to 25% of their deferral.

Long-Term Incentives

Long-term incentives are used to balance the short-term focus of the AIP by rewarding performance over multi-year periods and growth in long-term stockholder value. Executive Officers receive long-term incentives in the following forms:

•	Cash and restricted stock through a three-year performance-based Long-Term Incentive Plan (the “LTIP”);

•	RSUs that vest over time;

•	Performance RSUs that may be granted only if certain levels of ROE are achieved; and

•	Stock options.

The Committee believes that one-half of the three-year LTIP awards should be earned relative to performance as compared to the Steel Comparator Group and half earned relative to performance as compared to the General Industry Comparator Group. The Committee believes that this plan design provides an incentive to perform better than steel industry competitors, as well as other capital-intensive companies. The Committee also believes it is appropriate to provide a level of retention through time-vesting RSUs, alignment with stockholders through stock options, and an opportunity to earn more RSUs, based on performance, that become vested at retirement.

The Long-Term Incentive Plan

Executive Officers earn incentive compensation under the LTIP based on Nucor’s performance during the LTIP’s performance periods. The performance periods commence every January 1 and last for three years.

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COMPENSATION DISCUSSION AND ANALYSIS

The target award under the LTIP for each performance period is a number of shares of Nucor common stock. The target number of shares is determined by dividing 85% of each Executive Officer’s annual base salary rate as of the beginning of the performance period by the closing price of Nucor common stock on the day immediately preceding the first day of the performance period. The targets for the performance period beginning January 1, 2014 and ended December 31, 2016 were as follows:

Executive Officer	Base Salary Rate at the Beginning of the Performance Period	85% of Base Salary	Nucor Stock Price 12/31/13	Target Award Number of Shares
John J. Ferriola	$950,000	$807,500	$53.38	15,127
James D. Frias	$426,500	$362,525	$53.38	6,791
James R. Darsey	$400,400	$340,340	$53.38	6,375
Ladd R. Hall	$442,900	$376,465	$53.38	7,052
R. Joseph Stratman	$442,900	$376,465	$53.38	7,052

The maximum award that an Executive Officer may earn under the LTIP is equal to 200% of the target number of shares.

Fifty percent (50%) of the LTIP award is based on Nucor’s ROAIC for the performance period relative to the Steel Comparator Group based on the table below. The remaining 50% of the award is based on Nucor’s ROAIC for the performance period relative to the General Industry Comparator Group based on the table below.

A maximum award of 200% may be earned if Nucor ranks first relative to the Steel Comparator Group (which earns 100% of target) and ranks first or second relative to the General Industry Comparator Group (which earns an additional 100% of target).

Steel Comparator Group (1)		General Industry Comparator Group (1)
Rank	Award as a % of Target	Rank	Award as a % of Target
1	100%	1 or 2	100%
2	80%	3 or 4	80%
3	60%	5 or 6	60%
4	40%	7 or 8	40%
5	20%	9	20%
6	0%	10 or 11	0%
(1)	These tables represent the potential awards based on the LTIP performance period that began January 1, 2016. The comparator group for other performance periods may include more or fewer comparator companies. The potential awards are adjusted to reflect the number of comparator companies in the group.

One-half of each LTIP award is paid in cash and the remainder is paid in restricted stock. Restricted stock vests one-third on each of the first three anniversaries of the award date, or upon the Executive Officer’s attainment of age 55, death or disability while employed by Nucor.

An Executive Officer may defer delivery of the restricted stock portion of an LTIP award until the Executive Officer’s retirement or other termination of employment. Nucor does not provide an incentive for the deferral of LTIP restricted stock awards. Dividend equivalents are paid in cash on deferred restricted stock awards within 30 days of when stockholders are paid.

2016 Performance Results and LTIP Payout

Nucor’s ROAIC of 15.54% for the LTIP performance period that began January 1, 2014 and ended December 31, 2016 was ranked second relative to members of the Steel Comparator Group (second out of six) and ranked ninth relative to the General Industry Comparator Group (ninth out of 11).

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These rankings resulted in the following performance award as a percentage of targets:

Performance Measure	Percentage Calculated	Ranking	Performance Award as a % of Target Number of Shares
ROAIC - Steel Comparator Group	15.54%	2	80%
ROAIC - General Industry Comparator Group	15.54%	9	20%

Total			100%

The resulting payouts were as follows:

Executive Officer	Target Award Number of Shares	Performance Award as a % of Target	Shares Earned
John J. Ferriola	15,127	100%	15,127
James D. Frias	6,791	100%	6,791
James R. Darsey	6,375	100%	6,375
Ladd R. Hall	7,052	100%	7,052
R. Joseph Stratman	7,052	100%	7,052

Nucor paid one-half of the LTIP award in cash and the other half in the form of restricted shares of Nucor’s common stock in March 2017.

Restricted Stock Units

The Committee believes that RSUs align Executive Officers’ interests with those of stockholders and provide significant retentive characteristics. Each June 1, a base amount of RSUs is granted to each Executive Officer. One-third of the base amount of RSUs become vested on each of the first three anniversaries of the June 1 award date, upon the Executive Officer’s retirement (defined below), or upon death or disability while employed by Nucor.

Additional RSUs (“Performance RSUs”) are granted contingent on Nucor’s ROE for the prior year. Performance RSUs vest upon the Executive Officer’s retirement, death or disability while employed by Nucor. Performance RSUs must be held as long as the participant is employed by Nucor. Performance RSUs are forfeited if the Executive Officer leaves employment other than due to retirement, death or disability. The threshold ROE required for a grant of Performance RSUs is 3%. The maximum number of Performance RSUs is granted for ROE of 20% or more. Effective for the 2016 grants, the Committee changed the threshold ROE from 5% to 3% to align with the AIP threshold.

The total number of RSUs granted is determined for each Executive Officer position by dividing the dollar amount shown below (prorated for ROE between any of the levels shown below) by the closing price of Nucor’s common stock on the annual June 1 grant date.

The size of base grants is determined based on the Executive Officer’s position on the grant date. The size of Performance RSU grants is determined based on the Executive Officer’s position as of May 31 of the performance year (2015 in the present case). The following schedule was effective for grants on June 1, 2016:

	Base Amount of RSUs Granted Market Value	Performance RSUs Market Value (Based on Prior Year ROE)
Position		3% ROE	10% ROE	12.5% ROE	15% ROE	20% ROE
Chairman, Chief Executive Officer and President	$1,000,000	$750,000	$1,100,000	$1,500,000	$2,250,000	$4,600,000
Chief Financial Officer	$300,000	$450,000	$625,000	$750,000	$1,530,000	$2,220,000
Executive Vice Presidents	$300,000	$325,000	$450,000	$540,000	$1,100,000	$1,600,000

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COMPENSATION DISCUSSION AND ANALYSIS

Retirement for purposes of the RSUs is defined as Committee-approved retirement upon termination of employment and completion of the following age and service requirements:

Age	65	64	63	62	61	60	59	58	57	56	55
Years of Service	-0-	2	4	6	8	10	12	14	16	18	20

2016 Performance Results and RSU Awards

On June 1, 2016, as a result of 2015 ROE of 4.7%, Executive Officers received the following value of base and Performance RSUs:

	Market Value of RSUs Granted
Executive Officer	Base RSUs	Performance RSUs	Total (1)
John J. Ferriola	$999,961	$834,968	$1,834,929
James D. Frias	$299,973	$492,490	$792,463
James R. Darsey	$299,973	$355,313	$655,286
Ladd R. Hall	$299,973	$355,313	$655,286
R. Joseph Stratman	$299,973	$355,313	$655,286
(1)	The actual number of RSUs granted is rounded down to the nearest full share.

Stock Options

On June 1, 2016, the Committee granted options to each Executive Officer in the amounts shown in the table below with the following grant values:

Position	Grant Date Value of Options Granted (1)
Chairman, Chief Executive Officer and President	$4,000,000
Chief Financial Officer	$600,000
Executive Vice Presidents	$600,000
(1)	The actual number of stock options granted is rounded down to the nearest full option.

The options vest on the third anniversary of their grant or upon the Executive Officer’s death, disability or retirement (same as RSUs above) and have a ten-year term.

OTHER PRACTICES, POLICIES AND GUIDELINES

Stock Ownership Guidelines

Executive Officers have an opportunity to earn a significant number of Nucor shares and the Committee considers executive stock ownership a key element of the Nucor culture. Executive Officers are required to hold a significant number of shares as outlined below:

Chairman, Chief Executive Officer and President	At least 150,000 shares
Chief Financial Officer	At least 50,000 shares
Executive Vice Presidents	At least 50,000 shares

The above guidelines are higher than the median guidelines for Nucor’s steel company peers and other industrial and materials companies of similar size.

Executive Officers have five years to achieve ownership of the guideline number of shares. On an annual basis, the Committee monitors each Executive Officer’s compliance with the ownership guideline or, if applicable, the Executive Officer’s progress in achieving ownership of the guideline number of shares. If the Committee

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determines an Executive Officer is not in compliance or has not made sufficient progress toward achieving the ownership guideline, the Committee has the discretion to take action or adjust incentive award payments to concentrate payouts more heavily in Nucor common stock. All Executive Officers were in compliance with the stock ownership guidelines as of December 31, 2016.

The compensation Executive Officers may earn under Nucor’s incentive plans includes stock-based awards, a portion of which must be held until retirement. The Committee believes the requirement to hold a portion of the stock-based awards until retirement has been successful in meeting Nucor’s objectives of retention and succession planning, and strengthens the alignment of the interests of the Executive Officers with those of our stockholders. All Executive Officers have been with Nucor for more than 25 years.

Executive Officers have significant exposure to Nucor’s stock price through direct stock ownership, their target long-term incentive plan awards and the requirement that Executive Officers hold performance-based restricted stock unit awards until retirement. The Committee believes aligning the long-term interests of Executive Officers with the long-term interests of Nucor’s stockholders in a material way promotes superior long-term performance. It also means that if Nucor’s stock price declines then Executive Officers’ Nucor stock, options, long-term incentive plan awards and RSUs all decline in value.

No Hedging or Short Selling

Nucor maintains policies that apply to all officers, certain designated employees and the members of the Board that prohibit hedging or short selling (profiting if the market price of the securities decreases) of Nucor securities.

Executive Officer Incentive Compensation Recoupment (“Clawback”) Policy

The Company has a written policy to address the recoupment of performance-based compensation awarded to or earned by an executive officer if there is a restatement of the Company’s financial results due to material noncompliance of the Company with any financial reporting requirement under the federal securities laws. In the event of such a restatement, the Committee shall review the performance-based compensation awarded to or earned by the executive officers for the three-year period prior to the restatement event and, if the Committee determines in its reasonable discretion that any such performance-based compensation would not have been awarded to or earned by an executive officer based on the restated financial results, the Committee shall within 12 months of the restatement event, to the extent practicable, seek to recover from such executive officer any portion of the performance-based compensation that is greater than that which would have been awarded or earned had it been calculated on the basis of the restated financial results.

Benefits

Executive Officer benefits are limited to benefits provided to all other full-time employees on the same basis and at the same cost as all other full-time employees. Nucor does not provide any tax gross ups. Certain benefits such as Nucor’s Profit Sharing, Scholarship Program, Employee Stock Purchase Plan, Extraordinary Bonus and Service Awards Program are not available to Nucor’s Executive Officers.

Post-Termination Compensation

The Committee believes that Executive Officers should be provided a reasonable severance benefit in the event an executive is terminated. Severance benefits for Executive Officers reflect the fact that it may be difficult to find comparable employment within a reasonable period of time. The Committee periodically reviews total compensation, including these post termination compensation benefits to ensure that such amounts remain reasonable.

Non-Compete and Non-Solicitation Agreements.    Nucor has entered into a non-compete and non-solicitation agreement with each Executive Officer. Pursuant to these agreements, the Executive Officers have agreed not to compete with Nucor during the 24-month period following their termination of employment with Nucor for any reason in exchange for monthly cash payments from Nucor during the non-competition period. The agreements

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COMPENSATION DISCUSSION AND ANALYSIS

with the Executive Officers also restrict the disclosure of confidential information and prohibit the Executive Officers from encouraging Nucor customers to purchase steel or steel products from any Nucor competitor or encouraging any Nucor employee to terminate his or her employment with Nucor. Each agreement further provides that any inventions, designs or other ideas conceived by the Executive Officers during their employment with Nucor will be assigned to Nucor. Since Nucor began entering into the non-compete and non-solicitation agreements with its executive officers in 1999, no executive officer has left Nucor other than to retire.

The amount of each monthly cash payment during the 24-month non-competition period will be equal to the product of 3.36 times the Executive Officer’s highest annual base salary during the twelve months immediately preceding the termination of his employment, divided by twelve. If an Executive Officer who is receiving monthly installment payments dies within twelve months of his date of termination of employment, Nucor will continue to pay his estate the monthly payments only through the end of the first twelve months following termination of his employment. Nucor’s obligation to make the monthly installment payments to an Executive Officer terminates if the Executive Officer dies twelve or more months following termination of his employment.

Severance Benefits.    Executive Officers are entitled to receive severance payments following termination of employment or their resignation, death or retirement under the Nucor Corporation Severance Plan for Senior Officers and General Managers. The amount of severance payments to be received by a particular Executive Officer or, in the case of his death while employed by Nucor, his estate, will depend upon his age at the time of his termination, resignation, retirement or death and his length of service with Nucor. If the Executive Officer is younger than age 55, the Executive Officer, or his estate, will be entitled to receive a severance payment equal to the greater of (i) one month of his base salary for each year of service to Nucor with a minimum severance payment of six months’ base salary or (ii) the value of the total number of his unvested shares of Nucor common stock (including deferred shares) granted under the LTIP. If the Executive Officer is age 55 or older, the Executive Officer, or his estate, will be entitled to receive a severance payment equal to one month of base salary for each year of service to Nucor with a minimum severance payment of six months’ base salary.

Change in Control Benefits.    Nucor provides Executive Officers the following benefits in the event of a change in control of Nucor. The benefits do not result in Executive Officers receiving severance benefits in excess of three times their annual compensation or provide an excise tax gross up for any payments that would be considered excess parachute payments under Section 280G of the Internal Revenue Code.

•

Severance – If terminated within 24 months of a change in control, Executive Officers participating in Nucor’s severance plan would receive a severance payment equal to a base amount multiplied by 3 in the case of the Chief Executive Officer, 2.5 in the case of the Chief Financial Officer, and 2 in the case of any other Executive Vice President. The base amount is the sum of the executive’s base salary plus the greater of target or the three-year average actual award under the AIP, plus the greater of target or the most recent award under the LTIP. The target awards under the AIP and the LTIP are equal to 50% of each plan’s maximum award payout. In addition, Executive Officers participating in Nucor’s severance plan would receive 36 months of medical, dental and life insurance continuation for the Chief Executive Officer, 30 months for the Chief Financial Officer and 24 months for all others.

•

Annual Incentive Plan – For the year in which a change in control occurs, the AIP award will be no less than an award equal to the greater of actual performance through the change in control or target performance, in each case prorated through the date of the executive’s termination of employment.

•

Long-Term Incentive Plan – The LTIP performance periods in progress on the date of the change in control will be terminated and awards will be paid based on a prorated basis through the date of the change in control in an amount equal to the greater of actual or target performance.

•	Acceleration of Unvested Equity – All unvested equity awards under the AIP and the LTIP, including deferred shares, and all outstanding unvested options and RSUs, will vest upon a change in control.

•

Restricted Stock Units – If terminated within 24 months of a change in control, Executive Officers would receive a payment equal to the sum of the value of the RSUs that would have been granted in the year of termination based on the prior year’s performance (if not granted prior to the date of termination) and the value of the RSUs that would normally be granted the following year for performance during the year of the Executive Officer’s termination.

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•

Excess Parachute Payments – If any payments or benefits would be considered excess parachute payments under Section 280G of the Internal Revenue Code, the payments or benefits would be reduced to the Section 280G safe harbor amount if the reduction results in a larger net benefit to the Executive Officer. Executive Officers are responsible for taxes on all payments. No gross ups are provided.

Post-Termination Payments Summary

The following is a summary of the severance and non-compete payments that would have been payable to the Executive Officers if their employment had terminated on December 31, 2016. All Executive Officers were retirement-eligible as of December 31, 2016.

Name	Executive Benefits and Payments Upon Termination	Voluntary Termination ($)	Retirement ($)	Not for Cause Termination ($)	For Cause Termination ($)	Disability ($)	Death ($)	Change In Control ($)
John J. Ferriola	Non-compete – cash	8,736,000	8,736,000	8,736,000	8,736,000	8,736,000	—	8,736,000
	Severance – cash	2,802,523	2,802,523	2,802,523	—	2,802,523	2,802,523	13,065,000
	Vesting of restricted stock	—	8,768,784	—	—	8,768,784	8,768,784	8,768,784
	Vesting of stock options	—	10,811,210	—	—	10,811,210	10,811,210	10,811,210
	Restricted stock units–cash	—	—	—	—	—	—	2,164,000
	Pro-rata LTIP	—	—	—	—	—	—	—
	Benefits and perquisites	—	—	—	—	—	—	31,487
	Total	11,538,523	31,118,517	11,538,523	8,736,000	31,118,517	22,382,517	43,576,481
James D. Frias	Non-compete – cash	3,295,152	3,295,152	3,295,152	3,295,152	3,295,152	—	3,295,152
	Severance – cash	1,040,178	1,040,178	1,040,178	—	1,040,178	1,040,178	4,106,681
	Vesting of restricted stock	—	4,828,679	—	—	4,828,679	4,828,679	4,828,679
	Vesting of stock options	—	1,621,668	—	—	1,621,668	1,621,668	1,621,668
	Restricted stock units–cash	—	—	—	—	—	—	945,000
	Pro-rata LTIP	—	—	—	—	—	—	—
	Benefits and perquisites	—	—	—	—	—	—	31,406
	Total	4,335,330	10,785,677	4,335,330	3,295,152	10,785,677	7,490,525	14,828,586
James R. Darsey	Non-compete – cash	3,112,032	3,112,032	3,112,032	3,112,032	3,112,032	—	3,112,032
	Severance – cash	1,460,587	1,460,587	1,460,587	—	1,460,587	1,460,587	3,102,770
	Vesting of restricted stock	—	4,451,263	—	—	4,451,263	4,451,263	4,451,263
	Vesting of stock options	—	1,621,668	—	—	1,621,668	1,621,668	1,621,668
	Restricted stock units–cash	—	—	—	—	—	—	764,400
	Pro-rata LTIP	—	—	—	—	—	—	—
	Benefits and perquisites	—	—	—	—	—	—	20,992
	Total	4,572,619	10,645,550	4,572,619	3,112,032	10,645,550	7,533,518	13,073,125
Ladd R. Hall	Non-compete – cash	3,112,032	3,112,032	3,112,032	3,112,032	3,112,032	—	3,112,032
	Severance – cash	1,372,470	1,372,470	1,372,470	—	1,372,470	1,372,470	3,155,035
	Vesting of restricted stock	—	4,631,965	—	—	4,631,965	4,631,965	4,631,965
	Vesting of stock options	—	1,621,668	—	—	1,621,668	1,621,668	1,621,668
	Restricted stock units–cash	—	—	—	—	—	—	764,400
	Pro-rata LTIP	—	—	—	—	—	—	—
	Benefits and perquisites	—	—	—	—	—	—	38,042
	Total	4,484,502	10,738,135	4,484,502	3,112,032	10,738,135	7,626,103	13,323,142
R. Joseph Stratman	Non-compete –cash	3,284,736	3,284,736	3,284,736	3,284,736	3,284,736	—	3,284,736
	Severance – cash	1,111,907	1,111,907	1,111,907	—	1,111,907	1,111,907	3,283,535
	Vesting of restricted stock	—	4,631,965	—	—	4,631,965	4,631,965	4,631,965
	Vesting of stock options	—	1,621,668	—	—	1,621,668	1,621,668	1,621,668
	Restricted stock units–cash	—	—	—	—	—	—	764,400
	Pro-rata LTIP	—	—	—	—	—	—	—
	Benefits and perquisites	—	—	—	—	—	—	24,080
	Total	4,396,643	10,650,276	4,396,643	3,284,736	10,650,276	7,365,540	13,610,384

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COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The table below describes the total compensation of our Executive Officers in 2016.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (2)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(i)	(j)
John J. Ferriola	2016	1,300,000	—	2,939,929	4,000,000	2,386,670	900	10,627,499
Chairman, Chief Executive Officer and President	2015	1,200,000	—	3,070,939	4,000,000	659,640	900	8,931,479
	2014	950,000	—	2,655,444	4,000,000	1,335,320	875	8,941,639
James D. Frias	2016	490,350	—	1,546,849	600,000	630,163	900	3,268,262
Chief Financial Officer, Treasurer and Executive Vice President	2015	467,000	—	1,393,666	600,000	179,697	900	2,641,263
	2014	426,500	—	1,397,167	600,000	299,744	875	2,724,286
James R. Darsey	2016	463,100	—	1,048,921	600,000	850,205	900	2,963,126
Executive Vice President	2015	432,400	—	1,099,998	600,000	237,690	900	2,370,988
	2014	400,400	—	1,000,302	600,000	562,802	875	2,564,379
Ladd R. Hall	2016	463,100	—	1,580,299	600,000	425,103	900	3,069,402
Executive Vice President	2015	454,000	—	1,274,335	600,000	124,782	900	2,454,017
	2014	442,900	—	1,425,515	600,000	311,270	875	2,780,560
R. Joseph Stratman	2016	473,914	—	1,048,921	600,000	870,058	900	2,993,793
Executive Vice President	2015	454,000	—	1,118,358	600,000	249,564	900	2,422,822
	2014	442,900	—	1,036,427	600,000	622,540	875	2,702,742
(1)	The amounts shown represent the grant date fair value of the shares or options awarded. The 2016 stock awards column includes the following grant date values of the performance-based awards that may be earned under the LTIP for target-level performance during the 2016–2018 performance period: Mr. Ferriola, $1,105,000; Mr. Frias, $416,798; Mr. Darsey, $393,635; Mr. Hall, $393,635; and Mr. Stratman, $393,635. The grant date values of the performance-based awards assuming performance at the maximum level over the three-year performance period would have been: Mr. Ferriola, $2,210,000; Mr. Frias, $833,595; Mr. Darsey, $787,270; Mr. Hall, $787,270; and Mr. Stratman, $787,270. Our policy and assumptions made in the valuation of share-based payments are contained in notes 2 and 16 of Item 15 of our Annual Report on Form 10-K for the year ended December 31, 2016.
(2)	The amounts shown represent matching contributions to the Nucor 401(k) retirement savings plan.

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Grants of Plan-Based Awards Table

The table below presents the RSUs and stock options awarded June 1, 2016, the possible payouts under Nucor’s AIP for 2016 and LTIP for the performance periods beginning in 2016.

Name	Grant Date	Committee Approval Date	Award Type	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)			(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
John J. Ferriola
	6/1/16	5/12/16	RSP(1)							37,601			1,834,929	(5)
			AIP(2)	195,000	1,950,000	3,900,000
	1/1/16	12/1/15	LTIP(3)				5,484	27,419	54,838				1,104,986	(6)
	6/1/16	5/12/16	OPT(4)								438,596	48.80	4,000,000	(7)
James D. Frias
	6/1/16	5/12/16	RSP(1)							16,239			792,463	(5)
			AIP(2)	73,553	735,525	1,471,050
	3/10/17	12/1/15	AIP(8)								5,576		337,571	(9)
	1/1/16	12/1/15	LTIP(3)				2,068	10,342	20,684				416,783	(6)
	6/1/16	5/12/16	OPT(4)								65,789	48.80	600,000	(7)
James R. Darsey
	6/1/16	5/12/16	RSP(1)							13,428			655,286	(5)
			AIP(2)	69,465	694,650	1,389,300
	1/1/16	12/1/15	LTIP(3)				1,954	9,768	19,536				393,650	(6)
	6/1/16	5/12/16	OPT(4)								65,789	48.80	600,000	(7)
Ladd R. Hall
	6/1/16	5/12/16	RSP(1)							13,428			655,286	(5)
			AIP(2)	69,465	694,650	1,389,300
	3/10/17	12/1/15	AIP(8)								8,777		531,360	(9)
	1/1/16	12/1/15	LTIP(3)				1,954	9,768	19,536				393,650	(6)
	6/1/16	5/12/16	OPT(4)								65,789	48.80	600,000	(7)
R. Joseph Stratman
	6/1/16	5/12/16	RSP(1)							13,428			655,286	(5)
			AIP(2)	71,087	710,871	1,421,742
	1/1/16	12/1/15	LTIP(3)				1,954	9,768	19,536				393,650	(6)
	6/1/16	5/12/16	OPT(4)								65,789	48.80	600,000	(7)
(1)	Represents RSUs awarded June 1, 2016 under the Nucor Corporation 2014 Omnibus Incentive Compensation Plan.
(2)	The Executive Officers were eligible to earn a range of performance-based payments under the AIP for the Company’s performance during 2016. The threshold and maximum amounts shown are equal to 15% and 300%, respectively, of each Executive Officer’s base salary. While the AIP does not have a stated target amount, the Committee uses 150% as the target for its compensation decisions.
(3)	Represents the range of performance-based awards that may be earned under the LTIP for the 2016-2018 performance period. Earned awards, if any, will be paid one-half in cash and the other half in the form of restricted shares of Nucor’s common stock in March 2019. The grant date fair value is calculated by multiplying the fair market value of Nucor stock on the grant date by the target number of shares.
(4)	Represents stock options awarded June 1, 2016 under the Nucor Corporation 2014 Omnibus Incentive Compensation Plan.
(5)	The awards have been valued using the June 1, 2016 closing stock price of Nucor common stock of $48.80.
(6)	The target awards have been valued using the December 31, 2015 closing stock price of Nucor common stock of $40.30.
(7)	The awards have been valued using a Black-Scholes value of $9.12.
(8)	Represents common stock units deferred under the 2016 AIP. The awards were paid in March 2017.
(9)	The awards have been valued using the March 9, 2017 closing stock price of Nucor common stock of $60.54.

Non-Equity Incentive Plan Awards

Under the AIP, Executive Officers may earn a non-equity incentive award for each year of up to a total of 300% of the Executive Officer’s base salary. For a description of the AIP, please refer to the “2016 Executive Compensation in Detail – Annual Incentives” section of this CD&A beginning on page 30. While the AIP has no stated target, for planning purposes including compensation benchmarking, the Committee considers target to be 50% of the maximum.

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COMPENSATION DISCUSSION AND ANALYSIS

Equity Incentive Plan Awards

Restricted Stock Units (“RSUs”)

Each year, on or about June 1, participants are granted a threshold or base amount of RSUs. An additional amount of RSUs may be granted based on Nucor’s ROE for the prior year. The base award vests annually over the three-year period following the date of grant or upon retirement. The ROE-based award vests at retirement. The RSUs were granted on June 1, 2016 and are reported in column (i).

Stock Options

The Committee granted the Executive Officers options to purchase shares of Nucor common stock at an exercise price of $48.80. The options become vested and exercisable on June 1, 2019.

Long-Term Incentive Plan (“LTIP”)

The range of potential grants for the performance period January 1, 2016 through December 31, 2018 is reported in columns (f), (g) and (h). The Company pays one-half of the LTIP award in cash and the other half in the form of restricted shares of Nucor’s common stock. The number of shares is determined at the beginning of the performance period. For a description of the LTIP, please refer to the “2016 Executive Compensation in Detail – Long-Term Incentives” section of this CD&A beginning on page 31.

Actual performance for the LTIP performance period ended December 31, 2015 resulted in cash payments and awards of restricted shares on March 10, 2016 as follows:

Name	Shares Issued (#)	Cash Paid ($)
John J. Ferriola	7,089	285,723
James D. Frias	3,230	130,194
James R. Darsey	3,032	122,226
Ladd R. Hall	3,420	137,861
R. Joseph Stratman	3,420	137,861

All of the Executive Officers were 55 or older as of March 10, 2016; therefore, the restricted shares vested upon issuance. These shares were granted at the beginning of the performance period, January 1, 2013, and are therefore not reported in the Grants of Plan-Based Awards Table.

40         2017 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Outstanding Equity Awards at Fiscal Year-End Table

The following table shows the outstanding equity awards for each Executive Officer on December 31, 2016.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
(a)	(b)	(c)		(e)	(f)	(g)		(h)	(i)		(j)
John J. Ferriola	65,061			42.34	5/31/21	147,325	(3)	8,768,784	27,419	(4)	1,631,979
	87,719			35.76	5/31/22				24,954	(5)	1,485,262
	266,134			44.51	5/31/23
		228,832	(2)	50.63	5/31/24
		341,588	(6)	47.59	5/31/25
		438,596	(7)	48.80	5/31/26
James D. Frias	39,037			42.34	5/31/21	81,127	(8)	4,828,679	10,342	(4)	615,556
	52,631			35.76	5/31/22				9,711	(5)	577,999
	39,920			44.51	5/31/23
		34,324	(2)	50.63	5/31/24
		51,238	(6)	47.59	5/31/25
		65,789	(7)	48.80	5/31/26
James R. Darsey	39,037			42.34	5/31/21	74,786	(9)	4,451,263	9,767	(4)	581,332
	39,920			44.51	5/31/23				8,991	(5)	535,144
		34,324	(2)	50.63	5/31/24
		51,238	(6)	47.59	5/31/25
		65,789	(7)	48.80	5/31/26
Ladd R. Hall	39,037			42.34	5/31/21	77,822	(10)	4,631,965	9,767	(4)	581,332
	39,920			44.51	5/31/23				9,440	(5)	561,869
		34,324	(2)	50.63	5/31/24
		51,238	(6)	47.59	5/31/25
		65,789	(7)	48.80	5/31/26
R. Joseph Stratman	39,037			42.34	5/31/21	77,822	(11)	4,631,965	9,767	(4)	581,332
	39,920			44.51	5/31/23				9,440	(5)	561,869
		34,324	(2)	50.63	5/31/24
		51,238	(6)	47.59	5/31/25
		65,789	(7)	48.80	5/31/26
(1)	The awards have been valued using the December 31, 2016 closing stock price of Nucor common stock of $59.52.
(2)	Represents stock options vesting on June 1, 2017.
(3)	Represents RSUs vesting as follows: 20,418 units vesting on June 1, 2017; 13,834 units vesting on June 1, 2018; 6,831 units vesting on June 1, 2019; and 106,242 units vesting upon Mr. Ferriola’s retirement as defined in the CD&A with the prior approval of the Committee.
(4)	Represents the expected number of shares that will be earned under the LTIP for the 2016-2018 performance period valued using the December 31, 2016 closing stock price of Nucor common stock of $59.52. The expected number of shares that will be earned has been calculated based on performance through December 31, 2016. One-half of the value of the shares that are earned will be paid in cash and the other half will be paid in the form of restricted shares of Nucor’s common stock after the end of the performance period.
(5)	Represents the expected number of shares that will be earned under the LTIP for the 2015-2017 performance period valued using the December 31, 2016 closing stock price of Nucor common stock of $59.52. The expected number of shares that will be earned has been calculated based on performance through December 31, 2016. One-half of the value of the shares that are earned will be paid in cash and the other half will be paid in the form of restricted shares of Nucor’s common stock after the end of the performance period.
(6)	Represents stock options vesting on June 1, 2018.
(7)	Represents stock options vesting on June 1, 2019.
(8)	Represents RSUs vesting as follows: 6,125 units vesting on June 1, 2017; 4,150 units vesting on June 1, 2018; 2,049 units vesting on June 1, 2019; and 68,803 units vesting upon Mr. Frias’s retirement as defined in the CD&A with the prior approval of the Committee.
(9)	Represents RSUs vesting as follows: 6,125 units vesting on June 1, 2017; 4,150 units vesting on June 1, 2018; 2,049 units vesting on June 1, 2019; and 62,462 units vesting upon Mr. Darsey’s retirement as defined in the CD&A with the prior approval of the Committee.
(10)	Represents RSUs vesting as follows: 6,125 units vesting on June 1, 2017; 4,150 units vesting on June 1, 2018; 2,049 units vesting on June 1, 2019; and 65,498 units vesting upon Mr. Hall’s retirement as defined in the CD&A with the prior approval of the Committee.
(11)	Represents RSUs vesting as follows: 6,125 units vesting on June 1, 2017; 4,150 units vesting on June 1, 2018; 2,049 units vesting on June 1, 2019; and 65,498 units vesting upon Mr. Stratman’s retirement as defined in the CD&A with the prior approval of the Committee.

    2017 Proxy Statement    41

COMPENSATION DISCUSSION AND ANALYSIS

Options Exercised and Stock Vested Table

The table below presents the stock options exercised by each Executive Officer in 2016. Stock awards vested in 2016 are comprised of restricted stock granted under the LTIP for the performance period ended December 31, 2015 and RSUs issued in 2013, 2014 and 2015. Under the LTIP, awards vest over a three-year period unless the executive is age 55 or older, dies or becomes disabled. In 2016, all of the Executive Officers were over the age of 55 and became fully vested upon grant in the restricted shares awarded for the three-year performance period ended December 31, 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
John J. Ferriola	—	—	28,166	1,334,574
James D. Frias	—	—	9,553	448,946
James R. Darsey	52,631	878,135	9,355	440,228
Ladd R. Hall	52,631	878,106	9,743	457,311
R. Joseph Stratman	52,631	744,167	9,743	457,311

Nonqualified Deferred Compensation Table

The table below presents information about the amounts deferred by the Executive Officers under the AIP. Executive Officers may elect to defer up to one-half of their AIP award into Nucor common stock units. The AIP provides an incentive for Executive Officers to defer their AIP awards by providing a grant of additional Nucor common stock units equal to 25% of the number of common stock units deferred. An Executive Officer is always vested in the common stock units attributable to the deferred award. The deferral incentive units become vested upon the Executive Officer’s attainment of age 55, death or disability while employed by Nucor. The vested common stock units are distributed to the Executive Officer in the form of Nucor common stock following the Executive Officer’s retirement or other termination of employment. Dividend equivalents are paid on deferred incentive units in cash within 30 days of when stockholders are paid.

Name	Executive Contributions in Last FY ($)		Registrant Contributions in Last FY ($)		Aggregate Earnings in Last FY ($) (3)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(b)		(c)		(d)	(e)	(f)
James D. Frias	77,013	(1)	19,253	(2)	541,855	—	1,700,186	(4)
Ladd R. Hall	124,782	(5)	31,196	(6)	215,718	—	703,975	(7)
(1)	Represents 1,769 common stock units deferred by Mr. Frias under the 2015 AIP valued using the closing stock price of Nucor common stock of $43.54 on March 9, 2016, the date the units were issued.
(2)	Represents 442 additional common stock units granted to Mr. Frias as a 25% match of the units deferred under the 2015 AIP. The units have been valued using the closing stock price of Nucor common stock of $43.54 on March 9, 2016, the date the units were issued.
(3)	Represents the increase in the value of the units due to the change in Nucor’s common stock price from $40.30 at December 31, 2015 and $43.54 at March 9, 2016 to $59.52 at December 31, 2016.
(4)	Represents 28,565 deferred units valued at the December 31, 2016 closing stock price of Nucor common stock of $59.52. Of the amount shown, $797,068 was reported in the Summary Compensation Tables of Nucor proxy statements for previous years.
(5)	Represents 2,866 common stock units deferred by Mr. Hall under the 2015 AIP valued using the closing stock price of Nucor common stock of $43.54 on March 9, 2016, the date the units were issued.
(6)	Represents 716 additional common stock units granted to Mr. Hall as a 25% match of the units deferred under the 2015 AIP. The units have been valued using the closing stock price of Nucor common stock of $43.54 on March 9, 2016, the date the units were issued.

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COMPENSATION DISCUSSION AND ANALYSIS

(7)	Represents 11,828 deferred units valued at the December 31, 2016 closing stock price of Nucor common stock of $59.52. Of the amount shown, $545,042 was reported in the Summary Compensation Table of Nucor proxy statements for previous years.

Internal Revenue Code Section 162(m)

Internal Revenue Code Section 162(m) limits the amount of compensation paid to certain Executive Officers that may be deducted by Nucor for federal income tax purposes in any year to $1,000,000. “Performance-based” compensation that has been approved by Nucor’s stockholders is not subject to the $1,000,000 deduction limit. Nucor’s incentive plans have all been approved by Nucor’s stockholders, and awards under those plans, other than certain time-vesting RSUs, should constitute “performance-based” compensation that is not subject to the Section 162(m) deduction limit. The Committee has not adopted a formal policy that all compensation paid to Executive Officers must be deductible.

REPORT OF THE COMPENSATION AND EXECUTIVE DEVELOPMENT COMMITTEE

The Compensation and Executive Development Committee has reviewed and discussed the Compensation Discussion and Analysis with management of the Company. Based on that review and discussion, the Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

THE COMPENSATION AND EXECUTIVE DEVELOPMENT COMMITTEE

Victoria F. Haynes, Chairman

Patrick J. Dempsey

Gregory J. Hayes

Bernard L. Kasriel

Christopher J. Kearney

Laurette T. Koellner

Raymond J. Milchovich

John H. Walker

    2017 Proxy Statement    43

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding shares of Nucor’s common stock that may be issued under Nucor’s equity compensation plans as of December 31, 2016. There are no equity compensation plans that have not been approved by stockholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (c)
Equity compensation plans approved by stockholders (1)	6,265,756	(2)	45.32	(3)	9,561,369	(4)
(1)	Includes the AIP, the LTIP, the 2005 Stock Option and Award Plan (the “2005 Plan”), the 2010 Stock Option and Award Plan (the “2010 Plan”) and the 2014 Omnibus Incentive Compensation Plan (the “2014 Plan”). The 2014 Plan, which replaced and superseded the 2010 Plan, provides that any awards made under the 2010 Plan remain outstanding in accordance with their terms. The 2010 Plan, which replaced and superseded the 2005 Plan, provides that any awards made under the 2005 Plan remain outstanding in accordance with their terms.
(2)	Includes 183,658 deferred stock units awarded and outstanding under the AIP; 301,307 deferred stock units awarded and outstanding under the LTIP; 1,557,272 stock options awarded and outstanding under the 2010 Plan; 2,034,149 stock options awarded and outstanding under the 2014 Plan; 339,893 RSUs awarded and outstanding under the 2005 Plan; 314,990 RSUs awarded and outstanding under the 2010 Plan; and 1,534,487 RSUs awarded and outstanding under the 2014 Plan.
(3)	Weighted average exercise price of awarded and outstanding options; excludes deferred stock units and RSUs.
(4)	Represents 854,988 shares available under the AIP and LTIP, no shares available under the 2005 and 2010 Plans and 8,706,381 shares available under the 2014 Plan.

44         2017 Proxy Statement

PROPOSAL 3

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

Nucor’s Board of Directors recommends a vote FOR the resolution.

As required by Section 14A of the 1934 Act, Nucor is requesting stockholder approval of the compensation of its named executive officers (“Executive Officers”), which is described in the Compensation Discussion and Analysis, or CD&A, compensation tables and accompanying narrative discussion of this Proxy Statement.

Nucor currently holds its say-on-pay vote every third year. Stockholders were most recently asked to approve the compensation of Nucor’s Executive Officers at the Company’s 2014 annual meeting of stockholders, and stockholders overwhelmingly approved the Company’s Executive Officer compensation with approximately 97% of the votes cast in favor. Stockholders will have an opportunity to cast an advisory vote on the frequency of say-on-pay votes in this proxy (Proposal 4).

As described in the CD&A, compensation for all employees at Nucor, including Executive Officers, is performance- based. Nucor pays for results. The executive compensation program is designed to pay well when performance is outstanding and, conversely, to pay below the market median level of compensation when performance is poor. This is accomplished through a compensation program for Executive Officers that is balanced but highly leveraged – a significant portion of each executive’s potential compensation is variable and based on results achieved. Executive Officer compensation is earned under incentive plans that are based on Nucor’s performance and the value delivered to its stockholders. Stock ownership requirements and the design of the long-term incentives ensure that Executives Officers are significantly exposed to Nucor’s financial performance and changes in stock price, thereby aligning their interests with stockholders’ interests.

The Compensation and Executive Development Committee of the Board (“the Committee”) monitors and reviews the compensation program to ensure that it continues to support Nucor’s unique culture, including its ability to attract, retain and motivate its workforce. The Committee also regularly reviews the program to ensure that it is not reasonably likely to incentivize Executive Officers to take risks that could have a material adverse impact on Nucor. Stockholders are urged to read the CD&A, along with the accompanying compensation tables and the related narrative disclosure, which more thoroughly discuss the compensation policies and procedures. The Committee and the full Board believes that these policies and procedures are effective in implementing the overall compensation philosophy.

This vote is an advisory vote, which means that the stockholder vote on this proposal is not binding on Nucor or the Board, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, Nucor or the Board. However, the Committee values the opinions expressed by Nucor’s stockholders and will carefully consider the outcome of the vote when making future compensation decisions for Nucor’s Executive Officers.

Vote Recommendation

Nucor’s Board of Directors recommends a vote FOR the below advisory resolution approving the compensation paid to Executive Officers. Unless otherwise specified, proxies will be voted FOR the resolution.

RESOLVED, that the compensation paid to Nucor’s Executive Officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the CD&A, compensation tables and related narrative discussion included in this Proxy Statement, is hereby APPROVED.

    2017 Proxy Statement    45

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF

FUTURE ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION

Nucor’s Board of Directors recommends a vote in favor of a THREE-YEAR frequency.

In accordance with Section 14A of the Exchange Act, Nucor seeks your input as a stockholder regarding the frequency of future stockholder advisory votes on the compensation of our named executive officers. Nucor currently holds its say on pay vote every third year. In voting on this proposal, you will be asked to select from the following four choices on the proxy card: whether the advisory vote should occur every one, two or three years, or to abstain from voting on the matter. For the reasons explained below, Nucor’s Board of Directors recommends that you vote for a three-year frequency, a continuation of our current policy.

The option of one year, two years or three years that receives the highest number of votes cast will be considered to be the frequency for the advisory vote on named executive officer compensation that has been selected by the stockholders. The Board of Directors will consider the stockholder vote when determining how often an advisory vote on named executive officer compensation will be requested from Nucor’s stockholders. Because this vote is advisory only, and not binding on the Board of Directors, the Board may decide that it is in the best interests of stockholders and Nucor to hold an advisory vote on named executive officer compensation more or less frequently than the option selected by our stockholders.

We believe that holding an advisory vote on named executive officer compensation at three-year intervals will provide a number of advantages for Nucor. One advantage is that a triennial evaluation period aligns most closely with the long-term focus of Nucor’s incentive compensation plans, enabling a more complete evaluation of the relationship between Nucor’s executive compensation practices and its long-term business strategies and performance. As discussed in the Compensation Discussion and Analysis, or CD&A, section of this Proxy Statement, the compensation for Nucor’s named executive officers is composed of a below median base salary coupled with more substantial short and long-term incentive compensation that is based upon the attainment by the Company of specified performance benchmarks including performance relative to comparator companies. This compensation structure is designed to be responsive to Nucor’s relative and absolute performance over a multi-year business cycle and, as such, is most appropriately evaluated over a multi-year period. As the Long-Term Incentive Plan (“LTIP”) utilizes a three-year performance measurement period, we believe that a three-year interval is the most appropriate interval in which to evaluate the effectiveness of Nucor’s executive compensation program for our named executive officers. Such a multi-year approach is also consistent with Nucor’s historic practice of considering the competitiveness of compensation over the business cycle and seeking stockholder approval of incentive pay programs every five years.

While a three-year interval permits stockholders to evaluate the performance of Nucor’s executive compensation program over a more complete performance period, such an interval also gives Nucor’s Board of Directors time to understand and respond to stockholders’ concerns as expressed in the advisory vote. In particular, because the compensation available to our named executive officers is primarily incentive-based and awarded pursuant to stockholder-adopted plans, legal and regulatory restrictions may require a multi-year and multi-step process to implement meaningful changes to our executive compensation practices. For example, because tax rules require the adoption of incentive compensation plans for any particular fiscal year within 90 days of the beginning of Nucor’s fiscal year, incentive plans for any particular fiscal year must already be in place prior to our annual stockholders meeting in May of such year. Furthermore, most modifications to Nucor’s incentive compensation plans would require a vote of stockholders prior to the implementation of the plan modifications. As a result, incentive plan modifications may not be fully implemented until the second year following the initial advisory vote, and stockholders may not have a full year of plan performance to evaluate until the third year following the initial vote. As such, we believe that it is important to allow sufficient time between advisory votes for Nucor to dialogue with stockholders and implement changes to executive compensation policies.

For all of these reasons, Nucor’s Board of Directors recommends that an advisory vote on named executive officer compensation be held once every THREE YEARS. Unless otherwise specified, proxies will be voted in favor of the option of every THREE YEARS as the frequency of the advisory vote on named executive officer compensation.

46         2017 Proxy Statement

PROPOSAL 5

STOCKHOLDER PROPOSAL

We have been notified that Domini Social Equity Fund (the “Fund”), as lead proponent, intends to present the proposal set forth below for consideration at the Annual Meeting. The address and number of shares of the Company’s common stock held by the Fund and the co-proponents will be promptly provided upon oral or written request made to our Corporate Secretary. We are not responsible for the content of the stockholder proposal, which is printed below exactly as it was submitted.

The Board of Directors recommends a vote AGAINST this stockholder proposal. Unless otherwise specified, proxies will be voted AGAINST the proposal.

Political Lobbying Report

Whereas, we believe in full disclosure of Nucor’s direct and indirect lobbying activities and expenditures to assess whether Nucor’s lobbying is consistent with its expressed goals and in the best interests of stockholders.

Resolved, Nucor shareholders request the preparation of a report, updated annually, disclosing:

1.	Company policies and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

2.	Payments by Nucor used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

3.	Nucor’s membership in and payments to any tax-exempt organization that writes and endorses model legislation.

4.	Description of management’s and the Board’s decision making process and oversight for making payments described in sections 2 and 3 above.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which Nucor is a member.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels.

The report shall be presented to the Audit Committee or other relevant oversight committees and posted on Nucor’s website.

Supporting Statement

As stockholders, we encourage transparency and accountability in the use of corporate funds to influence legislation and regulation. Nucor spent $4.32 million in 2014 and 2015 on federal lobbying (opensecrets.org). These figures do not include lobbying expenditures to influence legislation in states, where Nucor also lobbies but disclosure is uneven or absent. For example, in 2014 and 2015, Nucor spent $291,272 on lobbying in North Carolina and had three contracts with lobbyists worth a total of $350,000 to $500,000 in Texas. Nucor’s lobbying over steel tariffs has attracted media attention (“U.S. Steelmakers Again Ask for Tariffs on Imports,” Wall Street Journal, August 11, 2015).

Nucor sits on the board of the National Association of Manufacturers, which spent $29.36 million on lobbying in 2014 and 2015, and belongs to the American Iron and Steel Institute, which lobbies on Chinese steel (“Welcome Cheap Chinese Steel, Dump Tariffs,” Boston Globe, May 21, 2016). Nucor does not disclose its trade association memberships, nor payments and the portions used for lobbying.

Nucor does not disclose its membership in or payments to tax-exempt organizations that write and endorse model legislation, such as supporting the Heartland Institute and the American Legislative Exchange Council

    2017 Proxy Statement    47

STOCKHOLDER PROPOSAL

(“ALEC”). Nucor’s Heartland membership has drawn media scrutiny due to its work to discredit climate change science (“The Steel Magnate Helping Trump Assail Pollution Regulations,” Inside Climate News, August 17, 2016), and over 100 companies have publicly left ALEC, including 3M, John Deere, Emerson Electric and International Paper.

Board of Directors’ Statement in Opposition to the Proposal

Nucor’s Board of Directors recommends a vote AGAINST this proposal. Although the Board supports transparency and accountability in lobbying and corporate spending on political contributions, we believe that adopting the proposal is unnecessary and would not be in the best interests of Nucor and its stockholders.

We believe that the interests and well-being of Nucor, our stockholders, our employees and our nation mandate our active engagement in the public policy decision-making process. Because our business is subject to extensive regulation at all levels of government, we support legislative and regulatory actions that further Nucor’s long-term business strategies, and we oppose any unreasonable, unnecessary or overly burdensome actions that threaten Nucor’s strategic success. More fundamentally, we believe that only a healthy manufacturing industry can return our country’s economy to a sound footing. For that reason, we actively promote government policies that address the multitude of state, national and international issues that challenge the U.S. manufacturing industry, including trade practices in violation of global trade rules, currency manipulation, and tax and overly burdensome regulatory policies that sap the health and vitality of our manufacturing companies.

Nucor takes a multi-faceted approach to political engagement. First, we utilize our unique industry position to engage in direct outreach efforts to ensure that our country’s citizens and leaders understand the challenges facing our economy, our industry and our Company. Through advertisements, articles and other methods, we provide information and thought leadership to promote an improved grassroots understanding of issues of critical importance. For example, we created a page on our website discussing the importance of our country’s manufacturing economy (located at http://www.nucor.com/voice), which facilitates direct communication with the public at large regarding issues that impact Nucor and our entire country. As appropriate, Nucor also engages in lobbying activities that ensure Nucor’s interests are adequately considered by federal, state and local government leaders. Nucor’s lobbying activities are subject to comprehensive regulation at both the federal and state levels. Federal law requires the filing of regular, detailed reports with the U.S. Senate and the House of Representatives disclosing general and specific lobbying activities that are undertaken on our behalf. Such reports are available to the public at www.senate.gov/legislative/Public_Disclosure and http://lobbyingdisclosure.house.gov. State lobbying activities also are subject to detailed registration and disclosure requirements, and such reports are also publicly available through the applicable state authorities. Nucor is committed to complying with all laws applicable to its lobbying activities.

Second, Nucor contributes to, and maintains memberships in, various trade associations and other organizations that we believe share and will further the goals of Nucor and benefit its stockholders. Such associations and organizations provide both a useful forum for discussing issues of general industry significance and a powerful platform for advocating positions on issues of importance to the members. While associations and organizations in which Nucor is a member may from time to time take positions on issues that are not representative of Nucor’s position, on the whole we believe that Nucor’s membership in such organizations is in the long-term interest of our Company and our stockholders.

The Board opposes the proposal because we believe that existing restrictions imposed, and reports required, by state and federal law together with Nucor’s existing internal compliance and decision-making processes strike the appropriate balance between disclosure of Nucor’s activities and protection of Nucor’s strategic and confidential information. All of Nucor’s lobbying and advocacy activities are managed and overseen by its Public Affairs Department, which ensures not only that such activities comply with applicable law but also that all activities further the long-term interests of Nucor and our stockholders.

We believe that the additional disclosure requested by the Fund could put Nucor at a competitive disadvantage by revealing its long-term business strategies and objectives. Competitors, unions and other parties with interests adverse to Nucor also engage in the political process to further their own business or strategic

48         2017 Proxy Statement

STOCKHOLDER PROPOSAL

priorities. The Board believes that unilaterally imposing more stringent disclosure and reporting requirements on Nucor would likely benefit these third parties to the detriment of Nucor and its stockholders.

Vote Recommendation

For the foregoing reasons, the Board of Directors recommends a vote AGAINST this stockholder proposal. Unless otherwise specified, proxies will be voted AGAINST the proposal.

PROPOSAL 6

STOCKHOLDER PROPOSAL

We have been notified that Calvert Investment Management, Inc. (“Calvert”) intends to present the proposal set forth below for consideration at the Annual Meeting. The address and number of shares of the Company’s common stock held by Calvert will be promptly provided upon oral or written request made to our Corporate Secretary. We are not responsible for the content of the stockholder proposal, which is printed below exactly as it was submitted.

The Board of Directors recommends a vote AGAINST this stockholder proposal. Unless otherwise specified, proxies will be voted AGAINST the proposal.

Resolved: To help reduce the profound social harm from climate change, shareholders request that Nucor Corporation adopt time-bound, quantitative, company-wide, science-based goals for reducing total greenhouse gas (GHG) emissions, taking into account the goals of the Paris Climate Agreement, and report, at reasonable cost and omitting proprietary information, on its plans to achieve these goals.

Supporting Statement

In December 2015, 195 countries adopted the Paris Agreement, which entered into force on November 4, 2016. Under this agreement, countries agreed to limit the increase in global average temperature to “well below 2°C” above pre-industrial levels and pursue efforts to further limit the temperature increase to 1.5°C. In order to meet the 2° goal, climate scientists estimate it is necessary to reduce global GHG emissions 40-70 percent below 2010 levels by 2050; the US target is 26-28 percent below 2005 levels by 2025.

When discussing climate-related financial risk, Mark Carney, Chair of the Financial Stability Board, recently said “to price financial risks and opportunities correctly, they [investors] need to weigh firms’ strategies against...public policy,...technological advances, and ... physical risks”. Echoing this finding, in “Adapting portfolios to climate change: Implications and strategies for all investors,” BlackRock highlights the significant risks and opportunities climate change provides to investors and companies from the physical, technological, regulatory, and social impacts. As the consequences of climate change become more widespread, media, activists, and regulators may single out companies without comprehensive GHG reduction goals leading to increased reputational concerns and costs. According to the World Economic Forum, more than 25% of a firm’s market value is directly attributable to its reputation.

Setting corporate GHG goals can drive innovation and save money. In the steel industry, energy costs account for 40-45% of operational costs, so there is a financial incentive to reduce energy use and related emissions. Many of the world’s largest companies have committed to setting robust GHG goals aligned with the 2°C pathway (e.g., Honda, Sony, Pfizer, Kellogg, etc.). In fact, in “Nerves of Steel”, CDP found that several of Nucor Corporation’s peers not only disclose their emissions, but also set vigorous emission reduction targets, including POSCO, SSAB, and Hyundai Steel.

Key ways for companies to achieve GHG reductions are to reduce direct emissions, improve energy efficiency, and use renewable energy. In “The 3% Solution: Driving Profits Through Carbon Reduction,” CDP found that four out of five companies earn a higher return on carbon reduction investments than on their overall corporate capital investments, and that energy efficiency improvements earned an average return on investment of 196%, with an average payback period between two and three years. Money saved from energy efficiency can then be reinvested into the business.

    2017 Proxy Statement    49

STOCKHOLDER PROPOSAL

While Nucor Corporation provides public anecdotal information on improvements to energy efficiency and pollution reduction, the company may not achieve the benefits realized by its peers without setting and pursuing GHG goals, thereby leading to a competitive disadvantage for the company and shareholders alike.

Board of Directors’ Statement in Opposition to the Proposal

Nucor’s Board of Directors recommends a vote AGAINST this proposal. Nucor remains committed to serving our customers, communities, stockholders and teammates and recognizes that protecting the environment is critical to our long-term success. We take pride in our leadership in corporate environmental sustainability as the largest recycler in North America. Nucor complies with the laws and regulations governing its various operations, including reporting its GHG emissions to the Environmental Protection Agency, and publishes information on emissions and other aspects of sustainability biannually in our sustainability report. We have one of the smallest GHG footprints of any steel producing company in the world and are committed to reducing not only GHG emissions but all emissions from our operations through the installation of technology that is economically viable.

Nucor believes that establishing non-regulatory, self-imposed GHG emission reductions and targets on environmentally responsible United States steel producers will result in a net export to and global increase of GHG and other emissions by foreign steel producers that do not participate in these programs. This will result in much greater harm to our global environment. Under this scenario, environmentally responsible steel producers like Nucor would likely be forced either to (i) decrease steel production to achieve emission targets and thereby create an incentive for less environmentally responsible steel producers to increase production to meet consumer demand or (ii) increase the price of steel products to cover the higher cost for environmentally superior products that are substantially more expensive than, but not functionally superior to, other steel products with the probable effect of decreasing demand for our environmentally superior products and increasing demand for (and production of) the environmentally inferior foreign products. This production displacement would likely result in an increase in GHG emissions released into the environment globally, which is the opposite outcome we believe is intended by the proposal. Globally, a far better scenario would be for restrictions to be placed on producers that have little or no environmental protection laws. In the absence of comprehensive limitations imposed on global industrial sectors, we believe proposals to voluntarily limit emissions from responsible producers are counterproductive and detrimental to the global environmental condition.

Vote Recommendation

For the foregoing reasons, the Board of Directors recommends a vote AGAINST this stockholder proposal. Unless otherwise specified, proxies will be voted AGAINST the proposal.

50         2017 Proxy Statement

OTHER MATTERS

Discretionary Voting by Proxy Holders

Nucor’s Board of Directors does not intend to present any matters at the Annual Meeting other than as set forth above and knows of no other matter to be brought before the meeting. However, if any other matter comes before the meeting, or any adjournment or postponement thereof, the matter may be excluded by Nucor as untimely or the persons named in the enclosed proxy may vote such proxy on the matter according to their best judgment.

Stockholder Proposals for the 2018 Annual Meeting

Any stockholder proposal intended to be included in Nucor’s proxy statement and form of proxy for its 2018 annual meeting of stockholders must be received by Nucor not later than November 23, 2017. Such proposals must also comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to the attention of A. Rae Eagle, Corporate Secretary, at our executive offices, 1915 Rexford Road, Charlotte, North Carolina 28211, or faxed to her attention at (704) 943-7207.

In addition, any stockholder proposal intended to be presented at the 2018 annual meeting of stockholders, but that will not be included in Nucor’s proxy statement and form of proxy relating to the 2018 annual meeting, must be delivered in writing to our Corporate Secretary not less than 120 days nor more than 150 days before the first anniversary of the 2017 annual meeting of stockholders. As a result, any proposals submitted by a stockholder pursuant to the provisions of Nucor’s Bylaws (other than proposals submitted pursuant to Rule 14a-8) must be received no earlier than December 12, 2017 and no later than January 11, 2018.

Solicitation and Expenses

Nucor will bear the cost of soliciting proxies and will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to stockholders and obtaining their proxies. Nucor has retained the services of Innisfree M&A Incorporated to assist in soliciting proxies from the Company’s stockholders for a fee of $18,500 plus reimbursement of reasonable expenses. In addition to soliciting the proxies by mail and the Internet, certain of the Company’s directors, officers and employees, without compensation, may solicit proxies personally or by telephone, facsimile and e-mail.

Delivery of Proxy Statements

As permitted by the 1934 Act, only one copy of this Proxy Statement and the annual report, or notice letter, as applicable, is being delivered to stockholders residing at the same address unless such stockholders have notified the Company of their desire to receive multiple copies of proxy statements, annual reports or notice letters.

The Company will promptly deliver, upon oral or written request, a separate copy of this Proxy Statement and the annual report, or notice letter, as applicable, to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies and/or requests for multiple copies of this Proxy Statement, the annual report or notice letter in the future should be directed to Nucor’s Corporate Secretary at our executive offices, 1915 Rexford Road, Charlotte, North Carolina 28211 and (704) 366-7000.

Stockholders residing at the same address and currently receiving multiple copies of the proxy statement, the annual report or notice letter may contact Nucor’s Corporate Secretary at our executive offices to request that only a single copy of the proxy statement, the annual report or notice letter be mailed in the future.

Miscellaneous

The information referred to in this Proxy Statement under the captions “Report of the Compensation and Executive Development Committee” and “Report of the Audit Committee” (to the extent permitted under the 1934 Act) (i) shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or

    2017 Proxy Statement    51

OTHER MATTERS

the liabilities of Section 18 of the 1934 Act, and (ii) notwithstanding anything to the contrary that may be contained in any filing by Nucor under the 1934 Act or the Securities Act of 1933, shall not be deemed to be incorporated by reference in any such filing.

By order of the Board of Directors,

John J. Ferriola

Chairman, Chief Executive Officer and President

March 23, 2017

YOUR VOTE IS VERY IMPORTANT. TO ENSURE THAT YOU WILL BE REPRESENTED AT THE MEETING, PLEASE SUBMIT YOUR PROXY AS SOON AS POSSIBLE VIA THE INTERNET, TELEPHONE OR MAIL.

52         2017 Proxy Statement

NUCOR CORPORATION C/O PROXY SERVICES P.O. BOX 9142 FARMINGDALE, NY 11735

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 10, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Nucor Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 10, 2017. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Nucor Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E22361-P86577-Z69380 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NUCOR CORPORATION		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Nucor’s Board of Directors recommends a vote FOR ALL NOMINEES.		☐	☐	☐
1.	Election of the eight nominees as directors
Nominees:
	01) Patrick J. Dempsey 02) John J. Ferriola 03) Gregory J. Hayes 04) Victoria F. Haynes, Ph.D.	05) Bernard L. Kasriel 06) Christopher J. Kearney 07) Laurette T. Koellner 08) John H. Walker

To cumulate your vote for one or more of the listed nominees, mark the cumulative voting box below and write in your instructions on the reverse side. The cumulative number of votes you have is 8 times the number of shares of Common Stock you owned on March 13, 2017. All your votes may be cast for a single nominee or may be distributed among any number of nominees.

					Nucor’s Board of Directors recommends a vote in favor of 3 YEARS on proposal 4.	3 Years	2 Years	1 Year	Abstain
					4. Advisory vote on the frequency of future advisory votes on Nucor’s named executive officer compensation	☐	☐	☐	☐
Nucor’s Board of Directors recommends a vote FOR proposals 2 and 3.		For	Against	Abstain	Nucor’s Board of Directors recommends a vote AGAINST proposals 5 and 6.		For	Against	Abstain

2.	Ratification of PricewaterhouseCoopers LLP as Nucor’s independent registered public accounting firm for the year ending December 31, 2017	☐	☐	☐	5. Stockholder proposal regarding Nucor’s lobbying and corporate spending on political contributions		☐	☐	☐

3.	Approval, on an advisory basis, of Nucor’s named executive officer compensation in 2016	☐	☐	☐	6. Stockholder proposal regarding greenhouse gas (GHG) emissions		☐	☐	☐

If you wish to exercise cumulative voting, please mark the box to the right and write in your instructions on the reverse side.				☐	In their discretion, the proxy holders are authorized to vote on such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name or names appear(s) on this proxy. When shares are held jointly, each holder should sign personally. When signing as executor, administrator, attorney, trustee, guardian or other fiduciary, please give full title as such. If the signer is a corporation, please sign in full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in full partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E22362-P86577-Z69380

NUCOR CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The stockholder(s) hereby appoint(s) John J. Ferriola and James D. Frias, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Nucor Corporation that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m., Eastern Time on May 11, 2017, at the Charlotte Marriott SouthPark, 2200 Rexford Road, Charlotte, North Carolina, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted as directed by the stockholders(s). If no such directions are made, this proxy will be voted FOR the election of the nominees listed on the reverse side for the board of directors, FOR proposals 2 and 3, in favor of 3 YEARS on proposal 4, and AGAINST proposals 5 and 6. The proxy holders reserve the right to cumulate votes and cast such votes in favor of the election of some or all of the applicable director nominees in their sole discretion.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CUMULATE

(If you noted cumulative voting instructions above, please check the corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

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